UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(RULE 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant ☒ Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

SolarEdge Technologies, Inc.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒		No fee required.
☐		Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐		Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

April 7, 2020

To Our Stockholders:

You are cordially invited to attend the 2020 Annual Meeting of Stockholders (the “Annual Meeting”) of SolarEdge Technologies, Inc. (the “Company”) at 9 am Pacific Time on May 18, 2020. Due to the public health impact of the COVID-19 pandemic, we have adopted a virtual meeting format for our Annual Meeting, conducted via a live audio webcast.  You will be able to attend the Annual Meeting online, listen to the meeting live and submit questions during the meeting by visiting www.virtualshareholdermeeting.com/SEDG2020. You will also be able to vote your shares electronically during the Annual Meeting.  In light of the COVID-19 pandemic, we believe that a virtual meeting provides greater access to those who may want to attend the Annual Meeting. We have designed the format of the Annual Meeting to provide stockholders the same rights and opportunities to participate as they would at an in-person meeting. Our decision to hold the Annual Meeting in a virtual meeting format relates only to the 2020 Annual Meeting, and we intend to return to an in-person annual meeting next year.

The matters expected to be acted upon at the meeting are described in detail in the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement.

We are providing access to our proxy materials over the Internet under the U.S. Securities and Exchange Commission’s “notice and access” rules. As a result, we are mailing to many of our stockholders a notice of Internet availability of our proxy materials (the “Notice”) instead of a paper copy of this proxy statement and our 2019 Annual Report. The Notice contains instructions on how to access those documents over the Internet. The Notice also contains instructions on how each of those stockholders can receive a paper copy of our proxy materials, including this proxy statement, our 2019 Annual Report, and a form of proxy card or voting instruction card. All stockholders who do not receive the Notice, including stockholders who have previously requested to receive paper copies of proxy materials, will receive a paper copy of the proxy materials by mail unless they have previously requested delivery of proxy materials electronically. By employing this distribution process, we will conserve natural resources and reduce the costs of printing and distributing our proxy materials.

Your vote is important. Regardless of whether you plan to participate in the virtual Annual Meeting, we hope you will vote as soon as possible to ensure that your shares are represented. You may vote by proxy over the Internet or by telephone, or, if you received paper copies of the proxy materials by mail, you may also vote by mail by following the instructions on the proxy card or voting instruction card. Voting over the Internet, by telephone, written proxy, or voting instruction card will ensure your representation at the Annual Meeting.

We look forward to speaking with you at the meeting.

Sincerely,

Zivi Lando
Chief Executive Officer and Member of the Board of Directors

SolarEdge Technologies, Inc.
1 HaMada Street
Herziliya Pituach, Israel

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Our Stockholders:

NOTICE IS HEREBY GIVEN that the 2020 Annual Meeting of Stockholders of SolarEdge Technologies, Inc. will be held virtually at www.virtualshareholdermeeting.com/SEDG2020 on May 18, 2020 at 9 am pacific time, for the following purposes:

1. To elect the three directors named in the Proxy Statement as Class II directors of SolarEdge Technologies, Inc., each to serve until the third annual meeting of stockholders following this Annual Meeting of Stockholders and until his or her successor has been elected and qualified, or until his or her earlier death, resignation or removal.

2. To ratify the appointment of EY, as our independent registered public accounting firm for the year ending December 31, 2020.

3. To approve, on an advisory and non-binding basis, the compensation of our named executive officers (commonly referred to as “Say-on-Pay” vote).

4. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

Only stockholders of record at the close of business on March 20, 2020 are entitled to notice of, and to vote at, the meeting or any adjournment or postponement thereof.

The Notice and the proxy materials are being made available to our stockholders on or about April 7, 2020.

By Order of the Board of Directors

Rachel Prishkolnik
Vice President
General Counsel & Corporate Secretary
1 HaMada Street
Herziliya Pituach, Israel
April 7, 2020

Whether or not you expect to attend the virtual meeting, we hope you will vote as soon as possible so that your shares may be represented at the meeting.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to Be Held on May 18, 2020:

This Notice of Annual Meeting, this Proxy Statement and our 2019 Annual Report available on the Internet at www.proxyvote.com.

SolarEdge Technologies, Inc.
Proxy Statement
For the Annual Meeting of Stockholders
To Be Held on May 18, 2020

SOLAREDGE TECHNOLOGIES, INC.
1 HAMADA STREET, HERZILIYA PITUACH, ISRAEL
PROXY STATEMENT
May 18, 2020

THE MEETING

The accompanying proxy is solicited on behalf of the board of directors (the “Board of Directors” or the “Board”) of SolarEdge Technologies, Inc., a Delaware corporation (the “Company”), for use at the 2020 Annual Meeting of Stockholders (the “Annual Meeting”) to be held online at www.virtualshareholdermeeting.com/SEDG2020 on May 18, 2020 at 9 am pacific time. The Notice and the proxy materials, including this Proxy Statement, were first made available to stockholders on or about April 7, 2020. You can access the proxy materials by following instructions in the Notice and visiting www.proxyvote.com.  Electronic copies of this Proxy Statement and our 2019 Annual Report are also available at the Company’s website at http://investors.solaredge.com.

Voting Rights, Quorum and Required Vote

Only holders of record of our common stock at the close of business on March 20, 2020 (the “Record Date”), will be entitled to vote at the virtual Annual Meeting. At the close of business on March 20, 2020, we had 49,598,796 shares of common stock outstanding and entitled to vote. Holders of the Company’s common stock are entitled to one vote for each share held as of the Record Date. There is no cumulative voting. Each stockholder may appoint only one proxy holder or representative to attend the meeting on his or her behalf. A quorum is required for our stockholders to conduct business at the virtual Annual Meeting. The holders of a majority in voting power of all stock outstanding and entitled to vote at the annual meeting, present at the annual meeting or represented by proxy, will constitute a quorum for the transaction of business. Abstentions and “broker non-votes” (described below) will be counted in determining whether there is a quorum.

For Proposal No. 1 - Election of Directors, directors will be elected if the number of votes of the shares of common stock cast at the Annual Meeting for the nominee’s election exceeds the number of votes cast against the nominee’s election.  Abstentions and broker non-votes (as defined below) will have no effect on Proposal No. 1.

Proposal No. 2 - Ratification of Appointment of Independent Registered Public Accounting Firm - requires the affirmative vote of the holders of a majority in voting power of the stock entitled to vote at the Annual Meeting, present in person or represented by proxy. Abstentions will have the same effect as votes against this Proposal No. 2.  Broker discretionary voting on this Proposal is allowed and, therefore, there should be no “broker non-votes”.

Proposal No. 3 - Advisory Vote to Approve the Compensation of our Named Executive Officers (the “Say-on-Pay” vote) - requires the affirmative vote of the holders of a majority in voting power of the stock entitled to vote at the Annual Meeting, present in person or represented by proxy. Abstentions will have the same effect as votes against this Proposal No. 3. “Broker non-votes” will have no effect on this Proposal No. 3. This advisory vote is not binding on the Board. However, the Board of Directors and the Compensation Committee will review and consider the voting results when evaluating our executive compensation programs and making compensation decisions.

Notice of Internet Availability of Proxy Materials

As permitted by the rules of the SEC, we are making the proxy materials available to our stockholders primarily electronically via the Internet rather than mailing printed copies of these materials to each stockholder. The Company believes that this process expedites stockholders’ receipt of the proxy materials, lowers the costs incurred by the Company for the 2020 Annual Meeting and helps to conserve natural resources.

On or about April 7, 2020, we mailed the Notice in the form of a mailing titled “Important Notice Regarding the Availability of Proxy Materials.” The Notice contains instructions on how to access the Proxy Materials on the Internet and how to vote.

If you received the Notice by mail, you will not receive a printed copy of the proxy materials unless you request a printed copy, currently or on an ongoing basis. If you received the Notice by mail and would like to receive a paper or email copy of the proxy materials, follow the instructions on the Notice. Stockholders, who requested paper copies of the proxy materials or previously elected electronic receipt, did not receive the Notice and will receive the proxy materials in the format requested.

Voting Your Shares

If you are a registered holder, meaning that you hold our stock directly (not through a bank, broker or other nominee), you may vote online at the virtual Annual Meeting or in advance of the Annual Meeting by telephone or electronically via the Internet by following the instructions included in the Notice or by completing, dating and signing the proxy card and promptly returning it in the enclosed envelope if you request and receive (or previously requested and received) a hard copy of the proxy materials. All signed, returned proxies that are not revoked will be voted in accordance with the instructions contained therein. Signed proxies that give no instructions as to how they should be voted on a particular proposal at the Annual Meeting will be counted as votes “for” each of the nominees in Proposal No. 1, “for” Proposal No. 2 and “for” Proposal No. 3.

 Stockholders as of the record date may participate in, vote, and submit questions while attending the virtual Annual Meeting, you will need the control number included on your proxy card, or voting instruction card (if your shares are held through a stockbroker or another nominee).  We encourage you to access the Annual Meeting prior to the start time and allow ample time to log in to the Annual Meeting webcast and test your computer audio system.

The Company is committed to transparency and therefore all questions received during the Annual Meeting, and the Company’s responses, will be posted to our Investor Relations website at http://investors.solaredge.com promptly after the Annual Meeting. Personal details may be omitted for data protection purposes. We reserve the right to edit profanity or other inappropriate language, or to exclude questions that are not pertinent to the Annual Meeting matters or that are otherwise inappropriate. If we receive substantially similar questions, we will group such questions together and provide a single response to avoid repetition.

If your shares are held through a bank, broker or other nominee, you are considered the beneficial owner of those shares. You may be able to vote by telephone or electronically through the Internet in accordance with the voting instructions provided by that nominee. If you do not provide voting instructions to your broker in advance of the Annual Meeting, applicable rules grant your broker discretionary authority to vote on “routine” proposals. The ratification of the appointment of the independent registered public accounting firm in Proposal No. 2 is the only item on the agenda for the Annual Meeting that is considered routine. Where a proposal is not “routine,” a broker who has received no instructions from its clients does not have discretion to vote its clients’ uninstructed shares on that proposal, and the un-voted shares are referred to as “broker non-votes.”

In the event that sufficient votes in favor of the proposals are not received by the date of the Annual Meeting, the chairman of the meeting, or a majority of the voting power of the stock present at the Annual Meeting or represented by proxy at the Annual Meeting and entitled to vote thereon, shall have power to adjourn or recess the Annual Meeting to permit further solicitations of proxies.

The telephone and Internet voting procedures are designed to authenticate stockholders’ identities, to allow stockholders to give their voting instructions and to confirm that stockholders’ instructions have been recorded properly. Stockholders voting by telephone or Internet should understand that there may be costs associated with telephonic or electronic access, such as usage charges from telephone companies and Internet access providers, which must be borne by the stockholder.

Expenses of Solicitation

The expenses of soliciting proxies to be voted at the Annual Meeting will be paid by the Company. Following the original mailing of the Notices, the proxies and other soliciting materials, as applicable, proxies may be solicited on our behalf by directors, officers or employees of the Company, without additional remuneration, in person, by telephone or email. Following the original mailing of the Notice, the proxies and other soliciting materials, as applicable, the Company will request that banks, brokers and other nominees forward copies of the Notice, the proxy and other soliciting materials, as applicable, to persons for whom they hold shares of common stock and request authority for the exercise of proxies. We will reimburse banks, brokers and other nominees for reasonable charges and expenses incurred in forwarding soliciting materials to their clients.

Revocability of Proxies

Any person submitting a proxy has the power to revoke it at any time prior to voting being concluded at the Annual Meeting. A proxy may be revoked by a writing delivered to the Company stating that the proxy is revoked, by a subsequent vote or proxy that is submitted via telephone or Internet, or by attendance virtually at the Annual Meeting and voting online. In order for beneficial owners to change any of your previously provided voting instructions, you must contact your bank, broker or other nominee directly.

Delivery of Documents to Stockholders Sharing an Address

Some banks, brokers and other nominee record holders may have adopted a procedure approved by the Securities and Exchange Commission (“SEC”) called “householding” under which multiple stockholders who share the same address will receive only one copy of the Annual Report or Proxy Statement, as applicable. We will promptly deliver a separate copy of the Notice or the proxy materials, as applicable, to you if you notify us by telephone at 972 (9) 957-6620, by mail at SolarEdge Technologies, Inc. at, 1 HaMada Street, Herziliya Pituach 4673335, Israel, or by email at investors@solaredge.com. You also may request additional copies of the Notice or the proxy materials by notifying us in writing or by telephone at the same address, email address, or telephone number. Stockholders with shares registered in the name of a brokerage firm or bank should contact their brokerage firm or bank to request information about householding or to opt in or out of householding.

PROPOSAL NO. 1—ELECTION OF DIRECTORS

The Company’s Board of Directors is presently comprised of eight members, who are divided into three classes, designated as Class I, Class II and Class III. One class of directors is elected by the stockholders at each annual meeting to serve from the time of their election until the third annual meeting of stockholders following their election. Class I directors consist of Dan Avida, Yoni Cheifetz and Doron Inbar; Class II directors consist of Tal Payne and Marcel Gani; and Class III directors consist of Nadav Zafrir, Zivi Lando and Avery More. Mr. Nadiv Zafrir was appointed to the Company’s board of directors on August 14, 2019.  He was recommended to us by our former Chief Executive Officer, Mr. Guy Sella and is known in the hi-tech industry and in the Israeli military community for his managerial skills and leadership of innovative technology development. Mr. Zivi Lando, who took over as Acting Chief Executive Officer upon the untimely passing of  former Chief Executive Officer, Chairman, and founder, Mr. Guy Sella in August 2019, was appointed as a director on February 19, 2020 and at that time, the Board affirmed that Mr. Lando will continue as Chief Executive Officer (the “CEO”) on a permanent basis.

The Class II directors standing for reelection at the Annual Meeting are Tal Payne and Marcel Gani. Class I and Class III directors will stand for reelection or election at the 2022 and 2021 annual meetings of stockholders, respectively.

Each of the nominees for election to Class II is currently a director of the Company. If elected at the Annual Meeting, each of the nominees for election to Class II would serve until the third annual meeting of stockholders following this Annual Meeting and until his or her successor is duly elected and qualified, or until such director’s earlier death, resignation or removal. If any of the nominees is unable or unwilling to be a candidate for election by the time of the Annual Meeting (a contingency which the Board does not expect to occur), the stockholders may vote for a substitute nominee chosen by the present Board to fill the vacancy. In the alternative, the stockholders may vote for just the remaining nominees, leaving a vacancy that may be filled at a later date by the Board, or the Board may reduce the size of the Board of Directors.

The names of the nominees for reelection as Class II directors at the Annual Meeting and of the incumbent Class I and Class III directors, and certain information about them, including their ages as of March 20, 2020, are included below.

Name	Class	Age	Position	Elected Director (Calendar Year)	Current Term Expires (Calendar Year)	Expiration of Term for which Nominated (Calendar Year)
Director Nominees

Marcel Gani (2)	II	67	Director	2015	2020	2023
Tal Payne (2)	II	48	Director	2015	2020	2023

Continuing Directors

Nadav Zafrir	III	50	Chairman of the Board	2019	2021
Avery More (1)(3)	III	65	Director	2006	2021
Zivi Lando	III	55	Chief Executive Officer	2020	2021

Dan Avida (1)(3)	I	56	Director	2007	2022
Yoni Cheifetz (3)	I	59	Director	2010	2022
Doron Inbar (1)(2)	I	70	Director	2010	2022
——————
(1)	Member of the Compensation Committee.
(2)	Member of the Audit Committee.
(3)	Member of the Nominating and Corporate Governance Committee.

Nominees for Reelection as Class II Directors

Marcel Gani has served as a member of our Board of Directors since 2015. From 2005 to 2009, Mr. Gani lectured at Santa Clara University, where he taught classes on accounting and finance. In 1997, Mr. Gani joined Juniper Networks, Inc. where he served as chief financial officer and executive vice president from December 1997 to December 2004, and as chief of staff from January 2005 to March 2006. Prior to joining Juniper, Mr. Gani served as chief financial officer at various companies, including NVIDIA Corporation, Grand Junction Networks, Primary Access Corporation and Next Computers. Mr. Gani served as corporate controller at Cypress Semiconductor from 1991 to 1992. Prior to joining Cypress Semiconductor, Mr. Gani worked at Intel Corporation from 1978 to 1991. Mr. Gani holds a B.A. in Applied Mathematics from Ecole Polytechnique Federal and an M.B.A. from University of Michigan, Ann Arbor. Mr. Gani serves on the board of directors of Infinera, where he is a member of the Audit Committee and the chairman of the Compensation Committee. Mr. Gani brings valuable financial and business experience to our Board through his years of experience as a chief financial officer with public companies and experience as a director of other public companies.

Tal Payne has served as a member of our Board of Directors since 2015. Tal Payne brings over 15 years of financial management experience, serving as Chief Financial Officer in Check Point Software Technologies Ltd. (“Check Point”), an Israeli multinational provider of software and combined hardware and software products for IT security, since joining the company in 2008 and as Chief Financial and Operations Officer since 2015. Ms. Payne oversees Check Point’s global operations and finance, including investor relations, legal, treasury, purchasing and facilities. Prior to joining Check Point, Ms. Payne served as Chief Financial Officer at Gilat Satellite Networks Ltd., where she held the role of Vice President of Finance for over five years. Ms. Payne began her career as a CPA in public accounting at PricewaterhouseCoopers. Ms. Payne holds a B.A. in Economics and Accounting and an Executive M.B.A., both from Tel Aviv University. Ms. Payne is a certified public accountant. Ms. Payne brings valuable financial and business experience to our Board through her years of experience as a chief financial officer with publicly traded companies.

Continuing Directors

Nadav Zafrir joined our Board of Directors in 2019 and serves as the Chairman. Bringing thirty years of experience in management, leadership, and technology innovation, Mr. Zafrir is a Co-Founder and the Chief Executive Officer of Team8, a company that creates and invests in technology companies. He previously served as the Commander of the Israel Defense Forces’ Technology Intelligence Unit. He holds an LLB from the Interdisciplinary Center Herzliya (IDC) and an Executive MBA from the Kellogg – Recanati program of the Kellogg Graduate School of Business at Northwestern University in Chicago and the Recanati School of Business at Tel Aviv University. Mr. Zafrir’s technological expertise and former work experience with some of our senior management provides our board and the management team with helpful and valuable contribution insights into the business and technology development discussions which further strengthens our executive management.

Avery More has served as a member of our Board of Directors since 2006. Mr. More was the sole seed investor in the Company through his fund, ORR Partners I, L.P., and participated in all successive rounds. Mr. More joined Menlo Ventures, a venture capital firm, in 2013 as a venture partner, and focuses on investments in technology companies. Prior to joining Menlo Ventures, Mr. More was the president and chief executive officer of CompuCom Systems Inc. from 1989 to 1993. Mr. More currently serves on the board of directors of Vidyo, Inc., Takipi, BuzzStream, AppDome, and HolistiCyber Ltd. Mr. More’s historical knowledge of our company and his experience as a director of other private and public technology companies provides a valuable perspective to our Board.

Zivi Lando joined SolarEdge in 2009 as our Vice President, Global Sales. We announced the appointment of Mr. Lando as our Acting Chief Executive Officer in August 2019 and as a director of our Board of Directors and permanent CEO on February 9 2020. Mr. Lando had previously spent 16 years at Applied Materials, a materials engineering company focused on the semiconductor, flat panel display and solar photovoltaic industries based in Santa Clara, California, where he held several positions, including process engineer for metal deposition and chemical vapor deposition systems, business manager for the Process Diagnostic and Control Group, vice president, and general manager of the Baccini Cell Systems Division in the Applied Materials Solar Business Group. His last position at Applied Materials was Vice President and General Manager of Baccini Cell Systems Division of the Solar Business Group, which he held from January, 2008 to March 2009. Mr. Lando holds a B.S. in Chemical Engineering from the Technion, Israel’s Institute of Technology in Haifa, and is the author of several publications in the field of chemical disposition.

Dan Avida has served as a member of our Board of Directors since 2007. Mr. Avida is a partner at Opus Capital, a venture capital firm. Before joining Opus Capital in 2005, Mr. Avida served for four years as president and chief executive officer at Decru Inc., a pioneering storage security company that Mr. Avida co‑founded in 2001. Between 1989 and 1999 Mr. Avida was employed by Electronics for Imaging, Inc. (Nasdaq: EFII), where he held a number of positions and ultimately served as chairman and chief executive officer. Prior to Electronics for Imaging, Mr. Avida served as an officer in the Israel Defense Forces. Mr. Avida holds a B.Sc. in Computer Engineering (summa cum laude) from the Technion, the Israel Institute of Technology. Mr. Avida’s historical knowledge of our company and years of experience in working with innovative companies in the United States and Israel provide a valuable perspective to our Board.

Yoni Cheifetz has served as a member of our Board of Directors since 2010. Since 2006, Mr. Cheifetz has served as a Partner at Lightspeed Venture Partners, a venture capital firm, where he focuses on investment activity in Israel in areas of interest, including the Internet, general media, mobile, communications, software, semiconductors and cleantech. Prior to joining Lightspeed Venture Partners, Mr. Cheifetz was a partner with Star Ventures from 2003 to 2006. Before joining Star Ventures, Mr. Cheifetz was a serial entrepreneur and the founder, CEO and Chairman of several privately held software companies, most of which have been acquired. Mr. Chiefetz holds a B.Sc. in Applied Mathematics from Tel Aviv University and a M.Sc. in Applied Mathematics and Computer Science from the Weizmann Institute of Science. Mr. Cheifetz’s historical knowledge of our company and extensive experience in working with technology companies qualify him to serve as a member of our Board.

Doron Inbar has served as a member of our Board of Directors since 2010. Mr. Inbar has been a venture partner at Viola Ventures, an Israeli-based venture capital firm that invests primarily in early stage companies in the fields of Software, Communications, Semiconductors, Internet, Media, and Consumer Electronics, since 2006.  Previously, Mr. Inbar served as the President of ECI Telecom Ltd., a global telecom networking infrastructure provider, from November 1999 to December 2005 and as its Chief Executive Officer from February 2000 to December 2005.  Mr. Inbar joined ECI Telecom Ltd. in 1983 and during his first eleven years with the company, served in various positions at its wholly-owned U.S. subsidiary, ECI Telecom, Inc., in the U.S., including Executive Vice President and General Manager.  In July 1994, Mr. Inbar returned to Israel to become Vice President, Corporate Budget, Control and Subsidiaries of ECI Telecom Ltd.  In June 1996, Mr. Inbar was appointed Senior Vice President and Chief Financial Officer of ECI Telecom Ltd., and he became Executive Vice President of ECI Telecom Ltd. in January 1999. Mr. Inbar has served on the board of directors of Alvarion Ltd. (formerly Nasdaq: ALVR), a company that sells broadband wireless and Wi‑Fi products, from September 2009 until September 2013 and was a member of its audit and compensation committees and served as chairman of its nominating and governance committee. Mr. Inbar also served on the board of directors of Archimedes Global Ltd. from 2008 until 2018, a company which provides health insurance and health provision in Eastern Europe, and serves on the board of directors of MaccabiDent Ltd., the largest chain of dental service clinics in Israel. In 2012, Mr. Inbar joined the board of directors of Comverse Technology Inc. (formerly Nasdaq: CNSI), where he was a member of the audit committee and corporate governance committee until August 2016. Mr. Inbar served also as a board member and management consultant at Degania Medical Ltd., a medical device designer and manufacturer, and serves as a board member and management advisor to the board of Tzinorot Ltd. and Cellwize Wireless Technologies Ltd., a developer of innovative wireless solutions. Previously, Mr. Inbar served as chairman of the board of C‑nario Ltd., a global provider of digital signage software solutions, chairman of the board of Followap Ltd., which was sold to Neustar, Inc. in November 2006, and chairman of the board of Enure Networks Ltd. Mr. Inbar holds a B.A. in Economics and Business Administration from Bar-Ilan University, Israel. Mr. Inbar’s historical knowledge of our company and extensive experience in working with technology companies qualify him to serve as a member of our Board.

The Board of Directors recommends a vote FOR the election of each of the two director nominees.

Directors and Corporate Governance

Board Composition

Our Board of Directors currently consists of eight members.

In accordance with the amended and restated certificate of incorporation and the amended and restated bylaws, our Board of Directors is divided into three classes with staggered terms. At each annual meeting of stockholders, the successors to directors whose terms then expire will be elected to serve.

Directors for a particular class will be elected for terms expiring at the third annual meeting of stockholders following their election. As a result, only one class of directors will be elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective terms. Each director’s term continues until the election and qualification of his or her successor, or his or her earlier death, resignation or removal.

Board Independence

 Under the listing requirements and Nasdaq rules, independent directors must comprise a majority of a listed company’s board of directors. Our Principles of Corporate Governance (the “Principles”) provide that an “independent” director is a director who meets the Nasdaq definition of independence. The Principles also provide that, under applicable Nasdaq rules, the members of each of the Audit and Compensation Committees are subject to additional, heightened independence criteria applicable to directors serving on these committees. Our Board of Directors has undertaken a review of its composition, the composition of its committees and the independence of each director (both generally, and, where applicable, under heightened independence criteria applicable to certain committees). Based upon information requested from and provided by each director concerning his background, employment and affiliations, including family relationships, our Board of Directors has determined, based on the recommendation of our Nominating and Corporate Governance Committee, that each of Messrs. Avida, Cheifetz, Gani, Inbar, More and Zafrir and Ms. Payne is “independent” under Nasdaq rules. In making the independence determinations, our Board of Directors assessed the current and prior relationships that each non-employee director has with us and all other relevant facts and circumstances, including the beneficial ownership of our capital stock by each non-employee director and affiliated persons and entities and any payments made to and from entities affiliated with the directors. Based on these assessments, for each director deemed to be independent, our Board of Directors made a determination that, because of the nature of the director’s relationships or the amounts involved, the director had no relationships with the Company or our management that, in the judgment of the Board, would impair the director’s independence.

Leadership Structure

On August 21, 2019, Mr. Guy Sella took a leave of absence due to his ailing health, from his roles as the Company’s CEO and Chairman of the Board of Directors. At that time, Mr. Lando was appointed as our Acting CEO. Upon Mr. Sella’s untimely death on August 25, 2019, Mr. Nadav Zafrir who had previously served as co-chairman of the Board of Directors, assumed the position of Chairman of the Board. On February 19, 2020, Mr. Lando assumed the role as the Company’s CEO on a permanent basis and was appointed to serve as a member the Board of Directors. Mr. Lando was identified by the Company as the best candidate to lead the continued growth and innovative spirit of our Company, along with the support and guidance of Mr. Zafrir as Chairman and all of the other Board members.

The Board believes that its current leadership structure best serves the objectives of the Board’s independent oversight of management, the ability of the Board to carry out its roles and responsibilities on behalf of the shareholders, and the Company’s overall corporate governance.

The Board also believes that the current separation of the Chairman and CEO roles allows the CEO to focus his time and energy on operating and managing the Company and enables him to leverage the experience and perspectives of the Chairman of the Board and the other experienced Board members. The Board and the Nominating and Corporate Governance Committee periodically review the leadership structure and may make changes in the future.

Executive Sessions of Independent Directors

In order to promote open discussion among independent directors, our Board of Directors has a policy of conducting executive sessions of independent directors during each regularly scheduled meeting of the Board.

Principles of Corporate Governance

Our Principles of Corporate Governance are available under “Corporate Governance” on our website at http://investors.solaredge.com.

Code of Business Conduct and Ethics

We have adopted a code of business conduct and ethics that applies to all of our officers and employees, including our Chief Executive Officer and Chief Financial Officer and those officers and employees responsible for financial reporting. We have also adopted a code of business conduct and ethics that applies to our directors. Our codes of business conduct and ethics are posted on the investor relations section of our website at http://investors.solaredge.com. We intend to disclose future amendments to our codes of business conduct and ethics, and any waivers of their provisions that we grant to our executive officers and directors, on our website within four business days following the date of the amendment or waiver.

Board Meetings

During 2019, the Board of Directors held eight meetings. Each director attended 100% of the meetings of the Board of Directors held during the period such director served and each of our directors attended at least 75% of the aggregate of the total number of the meetings held by any of the committees of the Board of Directors on which such director served during such period.

The Board’s Role in Risk Oversight

The Board of Directors oversees the Company’s risk management process. The Board oversees a Company-wide approach to risk management, designed to enhance stockholder value, support the achievement of strategic objectives and improve long-term organizational performance. The Board determines the appropriate level of risk for the Company generally, assesses the specific risks faced by the Company and reviews the steps taken by management to manage those risks. The Board’s involvement in setting the Company’s business strategy facilitates these assessments and reviews, culminating in the development of a strategy that reflects both the Board’s and management’s consensus as to appropriate levels of risk and the appropriate measures to manage those risks. Pursuant to this structure, risk is assessed throughout the enterprise, focusing on risks arising out of various aspects of the Company’s strategy and the implementation of that strategy, including financial, legal/compliance, operational/strategic, health and safety, and compensation risks. The Board also considers risk when evaluating proposed transactions and other matters presented to the Board, including material acquisitions and financial matters.

While the Board maintains the ultimate oversight responsibility for the risk management process, its committees oversee risk in certain specified areas. In particular, the Audit Committee reviews and discusses the Company’s practices with respect to risk assessment and risk management. The Audit Committee also focuses on the adequacy and effectiveness of the Company’s internal controls. In addition, the Audit Committee oversees the Company’s compliance program with respect to legal and regulatory requirements, including the Company’s codes of conduct and policies and procedures for monitoring compliance. The Compensation Committee oversees the assessment of the risks related to the Company’s compensation policies and programs applicable to its officers and other employees. Management regularly reports on applicable risks to the relevant committee or the Board, as appropriate, including reports on significant Company projects, with additional review or reporting on risks being conducted as needed or as requested by the Board and its committees.

Board Committees

Audit Committee

Our Board of Directors has established an Audit Committee, which operates under a written charter that is available on our website at http://investors.solaredge.com and that satisfies the applicable standards of the SEC and the listing requirements of Nasdaq. The Audit Committee’s responsibilities include, but are not limited to:

•	appointing, compensating, retaining, evaluating, terminating and overseeing our outside auditor;
•	at least annually, reviewing the independence of our outside auditor;
•	reviewing with our independent registered public accounting firm the matters required to be reviewed by applicable auditing requirements;
•	approving in advance all audit and permissible non-audit services to be performed by our independent registered public accounting firm;
•
meeting to review and discuss with management and the outside auditor the annual audited and quarterly financial statements of the Company and the independent auditor’s reports related to the financial statements;

•	receiving reports from management regarding, and reviewing and discussing the adequacy and effectiveness of, the Company’s disclosure controls and procedures;
•	establishing and overseeing procedures for the confidential anonymous submission of concerns regarding questionable accounting, internal controls, auditing and federal securities law matters;
•	establishing and periodically reviewing policies and procedures for the review, approval, and ratification of related person transactions; and
•	overseeing the preparation of the report of the Audit Committee that SEC rules require to be included in our annual proxy statement.

 Our Audit Committee, which met seven times in the year ended December 31, 2019, consists of Marcel Gani, Tal Payne and Doron Inbar, with Marcel Gani serving as chairman. The composition of our Audit Committee complies with all applicable requirements of the SEC and the listing requirements of Nasdaq. All of our Audit Committee members meet the additional, heightened independence criteria applicable to directors serving on the Audit Committee under the Nasdaq rules and SEC rules. Our Board of Directors has determined that Marcel Gani and Tal Payne each qualify as an “Audit Committee financial expert” as defined by applicable SEC rules and has the requisite financial sophistication as defined under the applicable Nasdaq rules and regulations.

Compensation Committee

Our Board of Directors has established a Compensation Committee, which operates under a written charter that is available on our website at http://investors.solaredge.com and that satisfies the applicable standards of the SEC and the listing requirements of Nasdaq. The Compensation Committee’s responsibilities include, but are not limited to:

•	overseeing our overall compensation philosophy, policies, and programs;
•
reviewing and approving corporate goals and objectives relevant to the compensation of our Chief Executive Officer, evaluating the  Chief Executive Officer’s performance in light of those goals and objectives, approving grants of equity awards to the Chief Executive Officer and recommending to the independent directors the Chief Executive Officer’s compensation level based on this evaluation;

•	overseeing the evaluation of other executive officers and approving equity awards to these officers, and setting their compensation based upon the recommendation of the Chief Executive Officer;
•	reviewing and approving the design of other benefit plans pertaining to executive officers;
•	reviewing and approving employment agreements and other similar arrangements between us and our executive officers; and
•	overseeing preparation of the report of the Compensation Committee to the extent required by SEC rules to be included in our annual meeting proxy statement.

 Our Compensation Committee, which met five times during the year ended December 31, 2019, consists of Avery More, Dan Avida and Doron Inbar, with Avery More serving as chairman. The composition of our Compensation Committee meets the requirements for independence under the applicable rules and regulations of the SEC and the Nasdaq Global Select Market. Each member of the Compensation Committee is also a non-employee director, as defined pursuant to Rule 16b-3 promulgated under the Exchange Act.

Compensation Committee Interlocks and Insider Participation

None of the members of our Compensation Committee is, or was during the year ended December 31, 2019, an officer or employee of the Company. None of our executive officers currently serves, or in the past year has served, as a member of the Board of Directors or compensation committee of any entity that has one or more executive officers serving on our Board of Directors or Compensation Committee.

Nominating and Corporate Governance Committee

Our Board of Directors has established a Nominating and Corporate Governance Committee, which operates under a written charter that is available on our website at http://investors.solaredge.com and that satisfies the applicable standards of the SEC and the listing requirements of Nasdaq. The Nominating and Corporate Governance Committee’s responsibilities include, but are not limited to:

•	developing and recommending to the Board criteria for identifying and evaluating director candidates and periodically reviewing these criteria;
•	identifying individuals qualified to become members of our Board of Directors, consistent with criteria approved by our Board of Directors;
•	assessing the contributions and independence of incumbent directors in determining whether to recommend them for reelection to the Board;
•	developing and recommending to our Board of Directors a set of corporate governance guidelines and principles;
•	establishing procedures for the consideration of Board candidates recommended by the Company’s stockholders;
•	recommending to the Board candidates to be elected by the Board to fill vacancies and newly created directorships and candidates for election or reelection at each annual stockholders’ meeting;
•	periodically reviewing the Board’s leadership structure, size, composition, and functioning;
•	overseeing succession planning for positions held by executive offices;
•	overseeing the evaluation of the Board and its committees; and
•	annually reviewing the compensation of directors for service on the Board and its committees and recommend changes in compensation to the Board, as appropriate.

Our Nominating and Corporate Governance Committee, which met twice during the year ended December 31, 2019, consists of Avery More, Yoni Cheifetz and Dan Avida, with Avery More serving as chairman. The composition of our nominating and corporate governance committee meets the requirements for independence under the applicable rules of the Nasdaq Global Select Market.

Policy Regarding Stockholder Recommendations

The Company identifies new director candidates through a variety of sources. The Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders in the same manner it considers other candidates, as described below.

Stockholders seeking to recommend candidates for consideration by the Nominating and Corporate Governance Committee should submit a recommendation in writing describing the candidate’s qualifications and other relevant biographical information and provide confirmation of the candidate’s consent to serve as director. Please submit this information to the Corporate Secretary at 1 Hamada Street, Herziliya Pituach, Israel, 4673335.

Stockholders may also propose director nominees by adhering to the advance notice procedure described under “Stockholder Proposals” elsewhere in this Proxy Statement.

Stockholder Engagement and Communication Policy

Understanding the issues that are important to our stockholders is critical in ensuring that we address their interests in a meaningful and effective way. The Company engages with our stockholders on a regular basis to discuss a range of topics, including our performance, strategy, risk management, executive compensation, and corporate governance. We recognize the value of taking our stockholders’ views into account. Dialogue and engagement with our stockholders helps us understand how they view us and set goals and expectations for our performance.

The Company’s engagement with its stockholders takes many forms and is a year-round activity. The Company’s Chief Financial Officer participates in numerous investor conferences and conducts non deal roadshows in various locations in and outside of the U.S. These meetings provide an opportunity for us to maintain an active dialogue with our stockholders to ensure their perspectives are thoughtfully considered. During the past fiscal year our Chief Financial Officer engaged in various meetings and conferences with stockholders representing approximately 50% of our shareholdings as of the record date and he routinely reports feedback received from stockholders to our executive management and Board.

We further communicate with stockholders and other stakeholders through various media, including our annual report and SEC filings, proxy statement, press releases, and through our website. We hold conference calls for our quarterly earnings releases, which are open to all. These calls are available in real-time and as archived webcasts on our website. In November 2019, we held an Investor Analyst Day with presentations from our Chairman of the Board, CEO, Chief Financial Officer and additional senior executives.

The Company encourages stockholders to participate in the Company’s annual stockholder meetings, as it provides a valuable opportunity to discuss the Company, its corporate governance, and other important matters.

Any stockholder of the Company or any other interested party wishing to communicate with the Board may write to the Board at Board of Directors, c/o Corporate Secretary, 1 HaMada Street, Herziliya Pituach 4673335, Israel, or by email at investors@solaredge.com. The Corporate Secretary will maintain a log of such communications and transmit as soon as practicable such communications to the identified director addressees, unless there are safety or security concerns that mitigate against further transmission of the communication, as determined by the Corporate Secretary. The Board or individual directors so addressed will be advised of any communication withheld for safety or security reasons as soon as practicable.

In addition, any person wishing to communicate with the Company’s independent directors may do so by writing to them, c/o Corporate Secretary, 1 HaMada Street, Herziliya Pituach 4673335, Israel, or by email at investors@solaredge.com.

Director Qualifications

The Nominating and Corporate Governance Committee and the Board have identified particular  qualifications, attributes, skills and experiences that are important to be represented on the Board as a whole, in light of the Company’s current needs and business priorities:

•              Leadership and Executive Experience in Public Companies- We believe that directors who have significant practical experience, demonstrated business acumen and leadership, and high levels of accomplishment will possess the ability to exercise sound business judgment and to provide insight and practical wisdom to help us analyze, shape, and oversee the execution of important operational and policy issues while understanding the legal and regulatory demands required from a public company;

•             Extensive Knowledge of the Company’s Business – We design and manufacture both hardware and software technological solutions for the smart energy market while constantly developing and growing our business. Our director’s commitment to understanding the Company and its business, industry, and strategic objectives is significant for their contribution to our strategic planning and business discussions.

•             High Level of Financial Expertise - Accurate financial reporting, robust auditing and familiarity with new accounting principles and practices are important for us as a public traded company. We therefore seek to have a number of directors who qualify as Audit Committee financial experts. We further expect all of our directors to be financially knowledgeable in order to understand and advise on our financial reporting, internal control and investment activities.

•             Broad International Exposure- We currently have a presence in  28 countries around the world. Our products have been installed in 133 countries around the world. Due to the global nature of our business, we deem it critical for our directors to be able to provide valuable business and cultural perspective on our international operations.

•             Innovation and Technology – Our products reflect a focus on innovation and we are continuously searching to improve and enhance the capabilities of our technology departments. It is important for us to have directors who share the desire for technological innovation, who have themselves led technology companies and who want to be a part of leading the path for continuous innovation in the area of smart energy.

•              Independence - For non-employee directors, independence under Nasdaq listing standards and other applicable rules and regulations.

	Leadership and Executive Experience	Knowledge of the Company’s Business	Financial Expertise	Broad International Exposure	Innovation and Technology	Independence
Nadav Zafrir	♦	♦		♦	♦	♦
Zivi Lando	♦	♦		♦	♦
Dan Avida	♦	♦		♦	♦	♦
Yoni Cheifetz	♦	♦		♦	♦	♦
Marcel Gani	♦	♦	♦	♦		♦
Doron Inbar	♦	♦	♦	♦		♦
Avery More	♦	♦		♦	♦	♦
Tal Payne	♦	♦	♦	♦		♦

The Company values diversity on a company-wide basis and seeks to achieve a diversity of occupational and personal backgrounds on the Board of Directors, but has not adopted a specific policy regarding Board diversity. The Board evaluates its diversity of occupational and personal backgrounds as part of its annual re-nomination process. In future searches the Board will seek out women and minority candidates to include in the pool of candidates from which new director nominees are chosen. Each of our director nominees has achieved an extremely high level of success in his career, including extensive experience in technology companies and venture capital firms, as well as historical knowledge of our company from their many years serving on our Board.  In these positions, each has been directly involved in the challenges relating to setting the strategic direction and managing the financial performance, personnel, and processes of large, complex organizations.  Each has had exposure to effective leaders and has developed the ability to judge leadership qualities.  The Nominating and Corporate Governance Committee consults with other members of the Board and management in identifying and evaluating candidates for director.

PROPOSAL NO. 2—RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM FOR 2019

The Audit Committee of the Board of Directors has selected EY to be the Company’s independent registered public accounting firm for the year ending December 31, 2020, and recommends that the stockholders vote for ratification of such appointment. EY has been engaged as our independent registered public accounting firm since 2007. As a matter of good corporate governance, the Audit Committee has requested the Board of Directors to submit the selection of EY as the Company’s independent registered public accounting firm for 2020 to the stockholders for ratification. In the event of a negative vote on such ratification, the Audit Committee will reconsider its selection. They will have the opportunity to make a statement at the Annual Meeting if they desire to do so, and will be available to respond to appropriate questions.

Audit and Related Fees

The following table sets forth the aggregate fees for professional services rendered by EY for the audit of our financial statements for the year ended December 31, 2018 and the year ended December 31, 2019, and the aggregate fees for other services rendered by EY during those periods:

	2018	2019
	In thousands of Dollars
Audit fees(1)	815	1,149
Audit related fees (2)	336	10
Tax fees(3)	171	158
Total audit and related fees	1,322	1,317

(1)
“Audit fees” are fees for audit services for each of the years shown in this table, including fees associated with the annual audit (including audit of our internal control over financial reporting for the year ended December 31, 2018 and for the year ended December 31, 2019), reviews of our quarterly financial results submitted on Form 10-Q, Korean statutory audit services and consultations on various accounting issues.

(2)	“Audit related fees” are fees for financial and tax due diligence with respect to our acquisitions in Korea and Italy.
(3)	Represents professional services rendered for tax compliance, tax advice, tax planning, and review of our Israeli tax returns.

Our Board of Directors adopted a written policy for the pre-approval of certain audit and non-audit services which EY provides. The policy balances the need to ensure the independence of EY while recognizing that in certain situations EY may possess both the technical expertise and knowledge of the Company to best advise the Company on issues and matters in addition to accounting and auditing. In general, the Company’s independent registered public accounting firm cannot be engaged to provide any audit or non-audit services unless the engagement is pre-approved by the Audit Committee. Certain services may also be pre-approved by the Chairman of the Audit Committee under the policy. All of the fees identified in the table above were approved in accordance with SEC requirements and, following our initial public offering, pursuant to the policies and procedures described above.

All of the services of EY, described above, for year ended December 31, 2018 and the year ended December 31, 2019, were pre-approved by the Audit Committee.

The Board of Directors recommends a vote FOR the ratification of the appointment of EY for 2020.

PROPOSAL NO. 3—SAY–ON-PAY

In accordance with Section 14A of the Exchange Act, we are providing our stockholders with the opportunity to vote, on an advisory (non-binding) basis, to approve the compensation of our named executive officers as disclosed in this Proxy Statement (referred to as “Say-on-Pay” vote). As described below in the "Compensation Discussion and Analysis" section of this Proxy Statement, the Compensation Committee's goals in setting executive compensation are to motivate our executives to maximize stockholder value, provide compensation that varies based on performance, and attract and retain managerial talent, without promoting unreasonable risk-taking. To achieve these goals, our executive compensation structure emphasizes performance-based compensation, including annual incentive compensation and stock-based awards.

We urge stockholders to read the "Compensation Discussion and Analysis" below, which describes in more detail how our executive compensation policies and procedures operate and are designed to achieve our compensation objectives, as well as the Summary Compensation Table and other related compensation tables and narrative following the Compensation Discussion and Analysis, which provide detailed information on the compensation of our named executive officers. The Board of Directors and the Compensation Committee believe that the policies and procedures articulated in the "Compensation Discussion and Analysis" are effective in achieving our goals and that the compensation of our named executive officers reported in this Proxy Statement reflects and supports these compensation policies and procedures.

In accordance with Section 14A of the Exchange Act, and as a matter of good corporate governance, stockholders will be asked at the Annual Meeting to approve the following advisory resolution:

RESOLVED, that the stockholders of the Company approve, on an advisory basis, the compensation of the Company’s named executive officers described in the Compensation Discussion and Analysis and disclosed in the Summary Compensation Table and the related compensation tables, notes and narrative in the Proxy Statement for the Company’s 2020 Annual Meeting of Stockholders.

This advisory Say-on-Pay vote is non-binding; however, our Board of Directors and Compensation Committee will review and consider the voting results carefully when making future decisions regarding our executive compensation programs.

After careful consideration, the Board of Directors has adopted a policy of providing for annual “Say-on-Pay” advisory votes. Unless the Board of Directors modifies its policy on the frequency of holding “Say-on-Pay” votes, the next “Say-on-Pay” advisory vote will be included in our 2021 proxy statement.

The Board of Directors recommends a vote FOR the approval of our executive compensation on an advisory basis.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our common stock as of March 20, 2020 (unless indicated otherwise below), for:

•	each person known to us to beneficially own 5% or more of the outstanding shares of our common stock;

•	each member of our Board of Directors and director nominees;

•	each of our named executive officers; and

•	the members of our Board of Directors and our executive officers as a group.

We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of our common stock that they beneficially own, subject to applicable community property laws.

Applicable percentage ownership in the following table is based on 49,598,796 shares of common stock outstanding as of March 20, 2020, unless otherwise indicated in the footnotes below. In computing the number of shares of common stock beneficially owned by a person or entity and the percentage ownership of that person or entity, we deemed to be outstanding all shares of common stock subject to options or other convertible securities held by that person or entity that are currently exercisable or exercisable within 60 days of March 20, 2020. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o SolarEdge Technologies, Inc., 1 HaMada Street, Herziliya Pituach 4673335, Israel.

	Shares Beneficially Owned
Name of Beneficial Owner	Shares	%
5% Stockholders:
BlackRock, Inc. (1)	3,630,994	7.3%
Swedbank Robur Fonder AB (2)	2,480,228	5.0%

Directors and Named Executive Officers:
Zivi Lando (3)	36,922	*
Ronen Faier (4)	139,416	*
Yoav Galin (5)	215,389	*
Rachel Prishkolnik (6)	18,806	*
Uri Bechor	-	*

Nadav Zafrir (7)	1,359	*
Dan Avida (8)	96,342	*
Yoni Cheifetz (9)	46,831	*
Marcel Gani (10)	36,822	*
Doron Inbar (11)	126,378	*
Avery More (12)	186,832	*
Tal Payne (13)	25,712	*
All directors and executive officers as a group (14 individuals)(14)	1,431,188	2.9%

——————
*	Represents beneficial ownership of less than 1%.

(1)
Based solely on a Schedule 13G/A filed with the SEC by Blackrock Inc., on February 5, 2020. Schedule 13G/A contains information as of December 31, 2019.  Blackrock Inc. reports having power to dispose or to direct the disposition of over all of the shares reported above. The address of the reporting persons is 55 East 52nd Street New York, NY 10055.

(2)
Based solely on a Schedule 13G/A filed with the SEC by Swedbank Robur Fonder AB., on February 13, 2020. Schedule 13G/A contains information as of December 31, 2019.  Swedbank Robur Fonder AB. reports having power to dispose or to direct the disposition of over all of the shares reported above. The address of the reporting persons is SE-105 34, Stockholm, Sweden.

(3)	Consists of 13,496 shares of common stock owned of record by Mr. Lando, and 23,426 shares of common stock issuable upon exercise of options exercisable within 60 days of March 20, 2020.

(4)	Consists of 48,835 shares of common stock owned of record by Mr. Faier, and 90,581 shares of common stock issuable upon exercise of options exercisable within 60 days of March 20, 2020.

(5)	Consists of 132,857 shares of common stock owned of record by Mr. Galin, and 82,532 shares of common stock issuable upon exercise of options exercisable within 60 days of March 20, 2020.

(6)	Consists of 9,888 shares of common stock owned of record by Ms. Prishkolnik, and 8,918 shares of common stock issuable upon exercise of options exercisable within 60 days of March 20, 2020.

(7)	Consists of 1,359 shares of common stock issuable to Mr. Nadav Zafrir, upon settlement of restricted stock units which will vest and settle within 60 days of March 20, 2020.

(8)
Consists of 22,902 shares of common stock owned of record by Mr. Avida, 2,810 shares of common stock issuable upon settlement of restricted stock units which will vest and settle within 60 days of March 20, 2020,  50,000 shares of common stock held by Opus Capital Venture Partners L.P.’s investment committee consists of Carl Showalter, Dan Avida, Gill Cogan and Joseph Cutts and 20,630 shares of common stock held by The Zarbu Revocable Trust, c/o Dan Avida.

(9)
Consists of 44,021 shares of common stock owned of record by Mr. Cheifetz, and 2,810 shares of common stock issuable upon settlement of restricted stock units which will vest and settle within 60 days of March 20, 2020.

(10)
Consists of 22,902 shares of common stock owned of record by Mr. Gani, 2,810 shares of common stock issuable upon settlement of restricted stock units which will vest and settle within 60 days of March 20, 2020, 5,555 shares of common stock held directly by Marcel Gani 2002 Living Trust and 5,555 shares of common stock held directly by ALGA Partners LLC. Mr. Gani, in his capacity as trustee, has voting and investment power over the shares owned by the Marcel Gani 2002 Living Trust. Mr. Gani, in his capacity as manager, has voting and investment power over the shares owned by ALGA Partners LLC.

(11)
Consists of 22,902 shares of common stock owned of record by Mr. Inbar, 100,666 shares of common stock issuable upon exercise of options exercisable within 60 days of March 20, 2020, and 2,810 shares of common stock issuable upon settlement of restricted stock units which will vest and settle within 60 days of March 20, 2020.

(12)
Consists of 176,181 shares of common stock owned of record by Mr. More, 2,810 shares of common stock issuable upon settlement of restricted stock units which will vest and settle within 60 days of March 20, 2020, and 7,841 shares held by Avery More's wife, Jerralyn Smith More, as to which Avery More disclaims any ownership interest.

(13)
Consists of 22,902 shares of common stock owned of record by Ms. Payne, and 2,810 shares of common stock issuable upon settlement of restricted stock units which will vest and settle within 60 days of March 20, 2020.

(14)
Consists of 939,380 shares of common stock, 473,589 shares of common stock issuable upon exercise of options exercisable within 60 days of March 20, 2020, and 18,219 shares of common stock issuable upon settlement of restricted stock units which will vest and settle within 60 days of March 20, 2020.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

We invest our resources to grow our business both organically and non-organically in a manner that we believe will increase shareholder value. As our Company continues to significantly grow, our Compensation Committee oversees our compensation guidelines and practices in order to attract new talent, support and reward the achievement of our financial goals and promote the attainment of other key business objectives.

Executive Summary—2019 Performance and Link to Pay Decisions

•
Our total shareholder return was 171% during 2019, which was higher than all but one of our compensation peer companies, and our market capitalization grew by more than $3 billion during the year to $4.6 billion on December 31, 2019;

•	We reported record revenues of $1.43 billion for the year ending December 31, 2019, representing 52% increase from $937.2 million for the year ending December 31, 2018;

•	GAAP net income for the year ended December 31, 2019 was $146.5 million a 14% increase compared to $128.8 million for the year ended December 31, 2018.

•	Non-GAAP* net income for the year ending December 31, 2019 was $233.2 million a 48% increase compared to $157.3 million for the year ended December 31, 2018;

•	We generated $259.0 million in cash from operating activities for the year ended December 31, 2019, a 37% increase compared to $189.1 for the year ended December 31, 2018.

•	Employee base increased by 40%, to 2,431 full time employees as of December 31, 2019, compared to 1,737 full time employees as of December 31, 2018.

•	We further expanded our global footprint by establishing new subsidiaries in Brazil, Italy and Israel.

*Please see Appendix A to this proxy statement for a reconciliation of non-GAAP net income to GAAP net income.

Our Company has grown significantly in 2019, following strong growth in 2018.  Our growth was both organic and acquisition-related, and has significantly increased the management complexity involved in operating our business.  Meanwhile, our executive officer compensation increased at a more moderate rate than our Company’s growth, averaging an increase of 24% in 2019 vs. 2018 for those who were in the same role for both years (reported in our Summary Compensation Table on page 35).

Compensation Strategy

The main objectives of our executive pay-for-performance compensation program are to:

•	motivate our executives to maximize stockholder value;

•	provide compensation that varies based on performance; and

•	attract and retain managerial talent, without promoting unreasonable risk-taking.

These guiding principles apply to all of our executive pay practices discussed. Achievement of the minimum financial parameters set forth in our annual cash incentive compensation plan is required before any compensation is payable under the plan. Specifically, if the minimum levels of achievement for the parameters set out in the “Financials MBO” quadrant is not achieved at a level of at least 70% and profitability is not reached, no compensation under the plan is payable.

Compensation Governance Highlights

In addition to aligning pay with performance of the Company, our executive compensation program is intended to be consistent with corporate governance best practices. This is demonstrated by the following elements in our executive officer compensation arrangements:

•	ownership guidelines for executive officers which require certain levels of stock ownership;
•	robust selling restrictions;

•	restrictions on hedging and pledging the Company’s common stock;

•	use of objective, performance criteria in our incentive plans, including minimum financial parameters in our annual cash incentive compensation plan;

•	advice from independent compensation consultants retained by the Compensation Committee; and
•	no specific retirement benefit plans designed solely for senior executives or related entitlements such as executive benefits and perquisites, tax gross-ups, etc.

Compensation awarded to our named executive officers (“NEOs”) for 2019 was in line with our pay-for-performance objectives. Most NEO pay was “at-risk”, meaning that it was contingent upon the achievement of certain financial results as detailed herein. The increases in compensation were in line with the growth of the Company, increased responsibilities relating to acquisitions and commensurate compensation packages of executives at peer companies.

Our NEOs for the year ended December 31, 2019, which consist of all individuals who served as our chief executive officer during the year, our chief financial officer, and the next three most highly-compensated executives, are:

•	Zivi Lando, our Chief Executive Officer;
•	Guy Sella, our Former Chief Executive Officer and Chairman of the Board;
•	Ronen Faier, our Chief Financial Officer;
•	Uri Bechor, our Chief Operations Officer;
•	Rachel Prishkolnik, our Vice President, General Counsel and Corporate Secretary; and
•	Yoav Galin, our Vice President, Research and Development.

As previously disclosed, Mr. Sella, the Company’s former CEO and Chairman of the Board passed away on August 25, 2019. Mr. Lando, who joined the Company in 2006 as our Global Vice President of Sales, was appointed as Acting CEO on August 21, 2019.

On August 20, 2019 we announced that Mr. Uri Bechor joined the Company as our Chief Operating Officer pursuant to an executive employment agreement effective as of September 1, 2019. Pursuant to his employment agreement, Mr. Bechor's annual base salary is approximately $430,000 and he is eligible to receive an annual cash incentive compensation payment, which was pro-rated for partial year of service rendered in 2019. In addition, Mr. Bechor received a sign-on payment of $287,191 as an incentive to join the Company and an initial grant of $850,000 of restricted stock units, which will vest quarterly over a four-year period.

This Compensation Discussion and Analysis describes compensation for services rendered by our NEOs during the year ended December 31, 2019 and the tables and narratives that follow contain information regarding compensation for services rendered by our NEOs during the years ended December 31, 2017, 2018 and 2019.

Compensation Objectives and Guiding Principles

The primary objectives of our senior executive compensation program are as follows:

•
Pay for Financial Performance: Under our annual cash incentive plan, the Compensation Committee determines a set of financial parameters related to revenues, gross margins and profitability of the Company. If these parameters are not met at a level of at least 70% and profitability is not achieved, the executives are not entitled to compensation under the plan.

•	Pay for Business Performance and Department Goals: Motivate, recognize, and reward business performance based on specific goals in line with the business plan approved by the Board of Directors.

•	Alignment of Interests: We seek to align the interests of our senior executives with those of our stockholders.

•
Attraction, Motivation, and Retention of Talent: Our senior executive compensation programs are designed to help us attract, motivate, and retain key management talent who drive profitability and the creation of stockholder value.

Elements of Compensation

The following table describes each element of our senior executive compensation program and how these elements help us to achieve our compensation objectives:

Compensation Element	Form	Objective	Rationale / Key Characteristics
Base Salary	Cash	Retention Attraction Performance
•   Fixed compensation
•   Intended to be commensurate with each senior executive’s position and level of responsibility
•   Evaluated annually or as necessary in response to organizational/business changes, individual performance, market data, etc., but not automatically increased

Annual Cash Incentive Compensation	Cash	Performance Alignment of Interests Motivation
•   Tied to and contingent upon the Company’s financial performance, including revenues, gross margin and profitability.
•   Designed to reward achievement of challenging annual performance goals that we consider important contributors to stockholder value
•   Performance goals and targets are established by the Compensation Committee at the beginning of each calendar year
•   The Compensation Committee approves annual cash incentive award payouts based on the level of achievement of these pre-established goals

Long-Term Incentives	Stock Options	Performance Alignment of Interests Motivation
•   As options have no value unless the value of our common stock increases, these awards align the interests of senior executives with those of our stockholders
•   Options motivate such executives to perform in a manner that drives sustainable increases in the value of our common stock.

	Restricted Stock Units	Performance Alignment of Interests Retention Motivation
•   Variable compensation designed to reward contributions to our long-term strategic, financial, and operational success, motivate future performance, align the interests of senior executives with those of stockholders, and retain key senior executives through the term of the awards
•   Four year vesting encourages retention as recipients need to remain employed on each vesting date in order for entitlement to occur

Other Compensation and Benefits	N/A	Attraction Retention
•   NEOs receive benefits that are generally available to all salaried employees in Israel, where the NEOs are located. This includes contributions to an education fund and to a fund known as Manager’s Insurance, which provides a combination of retirement plan, insurance, and severance pay benefits to Israeli employees.
•   NEOs receive benefits that we generally make available to all salaried employees, including participation in the Employee Stock Purchase Plan.

Change–in- Control Arrangements	Equity	Attraction Retention
•   Each of our NEOs has a clause in the NEO’s employment agreement that entitles the NEO to immediate vesting of equity in the event of a qualifying termination within one year following a change in control (“double-trigger” equity vesting)
•   Keep management’s highest priority on stockholder interests in the face of events that may result in a change-in-control and not on potential individual implications of any such events
•   Reasonable change-in-control protections for our senior executives are necessary in order for us to attract and retain qualified employees
•   We periodically review the necessity and design of our senior executive severance and change-in-control arrangements.

Implementing Compensation Objectives

Determining Compensation

In making compensation decisions, we review the performance of the Company and each senior executive. We also consider the senior executive’s level of responsibility, the importance of the senior executive’s role in achieving our corporate objectives, and the senior executive’s long-term potential, while taking into account his or her current target compensation, value of outstanding equity awards, and stock ownership levels, and our stock selling restrictions for senior executives. Finally, we weigh competitive practices, relevant business and organizational changes, retention needs, and internal pay equity.

Compensation Peer Group

In order to attract, retain, and motivate the best management talent, we believe that we must provide a target compensation package that is competitive relative to our peers. Therefore, the Compensation Committee considers practices of specific companies that we identified as our peers for executive compensation in 2019 (the “2019 Peer Group”), as well as size-appropriate technology industry survey data.

In the months prior to the start of each new year, the Compensation Committee reviews the market data with the assistance of its external compensation consultant and makes changes, as appropriate, in order to ensure it continues to appropriately reflect the Company’s size, industry, and scope of operations when considering the appropriate compensation for our executives.

Our substantial growth in 2018, in terms of revenues (over 50% growth year-over-year) as well as in terms of geographical expansion, product offering and non-organic expansion following the acquisition of our UPS (or uninterrupted power supply) and battery businesses prompted us to adjust our peer group substantially when we considered compensation for 2019. This growth led the Compensation Committee to direct a full review of the composition of the Company’s peer group for 2019.

With the assistance of Frederic W. Cook & Co., Inc. (“FW Cook”), an independent consultant retained by the Compensation Committee, the Compensation Committee approved 16 comparably sized companies in relevant industries to be included in the 2019 Peer Group for purposes of evaluating our executive compensation program. Based on the above, the 2019 Peer Group used for establishing 2019 senior executive target compensation was as follows: 3D Systems Corporation; Advanced Energy Industries Inc.; Brooks Automation, Inc.; Cree, Inc.; Finisar Corporation; Generac Holdings Inc.; Infinera Corporation; Mellanox Technologies Ltd.;, MKS Instruments Inc.; Netgear Inc.; Ormat Technologies Ltd.; Pattern Energy Group LP; Power Integrations, Inc.; Silicon Laboratories Inc.; Veeco Instruments, Inc. and Verint Systems Inc. All companies in the 2019 Peer Group had revenues in a 0.5x to 2.3x range of our 2018 revenue ($937 million), and had market capitalization in a 0.3x to 2.4x range of our market capitalization at the time the peer group was developed ($1.915 billion).  Our 2018 revenue and operating income were above the peer median, balanced by our market capitalization, which was modestly below the peer group’s market capitalization at the time the peer group was developed.

This peer group reflected removal of two companies that had been acquired and were therefore no longer relevant (Gigamon Inc. and Silver Spring Networks, Inc.) and five companies that were determined to be relatively small in terms of revenues and/or market cap compared to our financial performance in 2018 (Cray Inc., Photronics Inc., Powell Industries Inc., Vicor Corporation and Xperi Corporation).  Two other companies were determined to be not appropriate in terms of the scope of business and their operating losses and a third company (Stratasys Ltd.) was removed because it did not produce U.S. compensation filings with the SEC. Companies were then evaluated to be added to the peer group taking into account the significant growth of the Company, in terms of revenues, net income and business scope and seven new companies were added (Brooks Automation, Inc. Cree, Inc., Finisar Corporation, Netgear Inc., Pattern Energy Group LP, Power Integrations, Inc., and Silicon Laboratories, Inc.).

Specifically, the criteria for adding companies was based on (i) being publicly traded on a major U.S. stock exchange based in the U.S. or Israel in the Semiconductor Industry (as SolarEdge is categorized by Standard & Poor’s) or one of the industries represented in the 2018 Peer Group; (ii) companies with broadly comparable financial profiles: revenue, market capitalization, enterprise value, and growth profiles;  and (iii) a market cap range which approximates to 0.33 times to 3 times that of SolarEdge which was $2.4 billion as of July 31, 2018. Companies that went public in 2017 and 2018 were excluded for lack of relevant compensation data.

2019 Pay Positioning

After reviewing the peer group data described above, the Compensation Committee determined the approximate range within which to target total direct compensation (the sum of base salary, target annual incentive, and the grant date fair value of long-term incentives) for our senior executives for 2019. Within that range, we incorporated flexibility to respond to and adjust for the evolving business environment and our specific hiring and retention needs. For some NEOs, achieving the targeted median-range pay positioning meant making a larger increase to target pay opportunity than in the past. This is because our 2018 target pay opportunity was found to be below-median (especially our base salaries), and the gap to competitive pay amounts was exacerbated by our tremendous growth and its impact on peer group and survey market compensation data, which increased materially compared to when the Compensation Committee set pay for 2018.

In general for 2019, the Compensation Committee set base salary and short- and long-term incentive compensation opportunities for our senior executives, including the NEOs, at or near the median of the peer group proxy and survey data. As described below, individual levels varied from the targeted position for each of the elements of target total direct compensation based on the Compensation Committee’s overall subjective evaluation of individual performance, senior executive responsibilities relative to benchmark position responsibilities, and individual skill set and experience.

In November 2019, in line with corporate governance practices, our Compensation Committee reviewed our executive compensation structure and recommended modifications in order to appropriately reflect the Company’s growth, align our executives’ pay with its peers, and update the incentive portion of compensation with our business strategy. Effective March 1, 2020, in light of the expected economic downturn caused by the Covid-19 global pandemic, our NEOs waived their base salary increases that became effective January 1 and reverted to base salaries effective in 2019.

Results of 2019 Advisory Vote to Approve Executive Compensation

At our 2019 annual meeting of stockholders, 71.9%  of the votes cast were in favor of our advisory resolution regarding the compensation of our NEOs.  Our Board and Compensation Committee value the feedback received from our stockholders. Our Compensation Committee reviewed the result of the stockholders’ advisory vote on executive compensation and reached out for feedback from our stockholders. In response to investor feedback we have included disclosure in this proxy statement to make clear that our annual cash incentive compensation is contingent upon the Company meeting certain financial parameters and tied to specific performance measures. As more fully described above, if pre-determined financial parameters are not met at a level of at least 70% and profitability is not reached, no incentive compensation is  payable under the plan, consistent with our historical practice. Additionally, we have revised our stock ownership guidelines to include non-employee directors as further detailed below. The Compensation Committee will continue to consider feedback from stockholders and the results of future advisory votes on executive compensation in making executive compensation decisions.

Role of Compensation Committee and Management

The Compensation Committee has primary responsibility for overseeing the design and implementation of our senior executive compensation programs. The Compensation Committee, with input from the other independent directors, evaluates the performance of the CEO. The Compensation Committee then recommends CEO compensation to the independent directors for approval. The CEO and the Compensation Committee together review the performance of our other senior executives, and the Compensation Committee determines their compensation based on recommendations from the CEO. The executives do not play a role in their own individual compensation determinations.

Role of Compensation Consultants

With respect to decisions for 2019 target compensation of the NEOs, competitive review of senior executive and non-employee director compensation programs and peer group review for 2019, the Compensation Committee retained FW Cook to review market trends and advise the Compensation Committee. FW Cook is the sole compensation consultant for the Compensation Committee.

Our Compensation Committee has concluded that no conflicts of interest exist with respect to FW Cook’s provision of services after considering the following six factors: (i) the provision of other services to us by FW Cook; (ii) the amount of fees FW Cook received from us as a percentage of its total revenue; (iii) the policies and procedures of FW Cook that are designed to prevent conflicts of interest; (iv) any business or personal relationship of the FW Cook consultants with a member of the Compensation Committee; (v) any of our stock owned by the FW Cook consultants; and (vi) any business or personal relationship of the FW Cook consultants or FW Cook with any of our executive officers.

The Compensation Committee is directly responsible for the appointment, compensation, and oversight of FW Cook. FW Cook reported directly to the Compensation Committee, although the Compensation Committee instructed FW Cook to work with management to compile information and to gain an understanding of the Company and any Company-related issues for consideration by the Compensation Committee, including market trends.

Compensation-Related Governance Policies

Stock Ownership and Holding Guidelines

All of our employees, including the NEOs, are subject to our Insider Trading Policy which forbids employees to trade in the Company’s stock, or any derivatives thereof, while holding non-public material information or during the Company’s set “black-out periods”. In addition, the Company’s board of directors has adopted Stock Ownership and Holding Guidelines that apply to the Company’s board of directors, the CEO, and his direct reports. As per the current guidelines, the CEO and his direct reports are required to attain and maintain stock equal to four times the annualized base salary for the CEO and two times the annualized base salary for all CEO direct reports.  Non-employee members of the Board are required to attain and maintain stock equal to five times their annualized cash retainer. Executives and directors who are covered by the policy are required to hold 50% of the “net profit shares” resulting from stock option exercises and/or vesting of other stock-based awards until they reach their applicable stock ownership level. “Net profit shares” refers to the number of shares actually held by the executive or director after covering withholding tax requirements and/or stock option exercise costs with a portion of the shares resulting from such exercise or vesting event. Once covered by the policy, executives and members of the Board are expected to continuously accumulate qualifying equity until they meet the minimum stock ownership requirement. Once an individual has achieved the required stock ownership level, he/she must maintain stock ownership at or above the required level.  As of the Record Date, all of the executives and directors subject to this policy are in compliance.

Compensation of the Named Executive Officers

In determining target total compensation for our NEOs for 2019, we evaluated the financial and operational performance of the Company and considered each senior executive’s contributions relative to that performance. As part of the annual senior executive compensation review, the Compensation Committee reviewed independent market data as well as then-current pay levels of the Company’s senior executives, the Company’s pay philosophy and corporate performance, and the individual performance of the Company’s senior executives.

For a discussion of the Company’s performance for the year ended December 31, 2019, see “Executive Compensation — 2019 Results and Key Events and Impact on Compensation” above.

Base Salary

When determining base salaries for 2019, the Compensation Committee began by reviewing updated market data from FW Cook. The updated market data included larger companies than at the time our 2018 base salaries were set, but the growth in our 2019 Peer Group’s median revenue size compared to the prior year’s peer group median revenue was less than the growth in our revenues from 2018 to 2019. The Committee also took into account the Company’s increasing global presence, ongoing development of two new businesses (UPS and batteries), and the related increases in management responsibilities. Furthermore, the Committee recognized that base salaries had not been increased since August 2016, and that they had fallen materially below competitive market levels, especially considering our Company’s rapid growth. Mr. Lando’s base salary was adjusted effective when he transitioned from his role as our VP Global Sales and assumed the role of Acting CEO.

The base salaries of our NEOs were approved by the Compensation Committee in U.S. Dollars. As per such approval, payments are actually made in New Israeli Shekel based on the exchange rate used at the time of the approval.  The following table sets forth the 2018-2019 base salaries for the NEOs:

Name and Principal Position	Annual base salary in 2018 ($)	Annual base salary in 2019 ($)	Percentage change	Annual base salary effective September 1, 2019*	Percentage change

Zivi Lando – Chief Executive Officer	350,000	420,000	20.0%	625,000	48.8%

Guy Sella - Former Chief Executive Officer and Chairman of the Board (deceased)	611,000	750,000	22.7%		22.7%

Ronen Faier - Chief Financial Officer	350,000	420,000	20.0%	-	20.0%

Rachel Prishkolnik – Vice President, General Counsel and Corporate Secretary	290,000	380,000	31.0%	-	31.0%

Yoav Galin – Vice President, Research and Development	322,000	380,000	18.0%	-	18.0%

Uri Bechor - Chief Operations Officer	-	435,000	N/A		N/A

* Effective August 21, 2019, following the death of Mr. Guy Sella, Mr. Lando was appointed Acting CEO of the Company. Mr. Lando’s base salary was adjusted by the Compensation Committee effective September 1, 2019 to reflect this new position.

Annual Cash Incentive Compensation

For 2019, each NEO was eligible to receive an annual incentive compensation payment based on achievement of pre‑established performance goals. For all of the NEOs, the entitlement to cash compensation under the annual cash incentive compensation program is contingent upon the Company achieving a minimum level of performance with respect to certain pre-established financial parameters. If the general score for the financial parameters is not at least 70% and profitability is not achieved, no annual cash incentive compensation is awarded to the NEOs. For 2019, the performance goals established for Guy Sella our CEO at the time were set based entirely upon Company‑related financial, operational, and strategic objectives, and were 65% comprised of  “Financial Goals” – Solar Revenue Targets, Non-solar Revenues Targets, Net Income and Solar Business Gross Margin targets. The remaining 35% of  Guy Sella’s target bonus was based on goals related to  Operations (11%),  Strategy (14%), and  Scalability and Infrastructure (10%). Specifically, the minimum achievement level required for bonus payments was contingent upon the Company meeting at least 70% of its Financial Goals and having a positive net income.

For the remaining NEOs, the performance goals detailed below were weighted 50% based upon  Company‑related Financial Goals, operational, and strategic objectives (which were the same objectives as for our CEO at the time goals were set and as detailed in the table below), and 50% weighted based upon individual performance, with any bonus earnout contingent upon reaching a general score for the Financial Goals of at least 70% and  positive net income. The Company reached higher than the minimum Financial Goals required for bonus payments by achieving annual Solar Revenue of $1.34 billion , Solar Business Gross Margin of 35.8% fs and a Net Income of $146.6 million. The Operation, Strategy and Scalability & Infrastructure Goals for the former CEO related to specific targets set by the Compensation Committee in accordance with the Company’s plans for the year to follow. For example, for 2019, these goals included building the Company’s manufacturing production capabilities in the north of Israel, building manufacturing capacity in a third global site, finishing development of a utility scale inverter, development of certain EV charging capabilities and specific parameters relating to the integration of the administrative, operational, research and development and quality assurance teams of the newly acquired businesses.

The 2019 bonus structure and achievement against the Company‑related financial, operational, and strategic objectives is summarized as follows:

Goal Type	Percentage of Total	2019 Achievement vs. Goals (Corporate Performance)
Revenue	30%	$1.34 billion in revenue in solar business vs. $1.05 billion Goal (+27%)
Net Income	10%	$146.6 million in net income business vs. $120M Goal (+22%)
Gross Margin	18%	35.8 % in Gross Margin in solar business vs. 33.0% Goal (8%)
Non- solar business	7%	Targets relating to revenues and loss of acquired non-solar businesses (UPS, e-Mobility and storage)
Strategy	14%	Targets which included the integration of research and development and quality assurance teams of the newly acquired businesses.
Scalability & Infrastructure	10%	Targets which focused on building the Company’s manufacturing production capabilities in the north of Israel, building manufacturing capacity in a third global site
Operations	11%	Targets included increasing manufacturing capacity and certain cost reduction initiatives
Total	100%	101.1% of Target Corporate Performance Achieved

In addition to the aforementioned performance goals detailed above which were weighted 50% (other than for the former CEO), each NEO had additional individual pre-determined performance goals relating to their respective specific areas of responsibility and contribution to the Company, which comprised the remaining 50% of their 2019 bonus determination. The individual performance goals are specific goals predetermined for each NEO and relate to the goals for the success and growth of the Company for the forthcoming year. Individual performance goals may be expressed in terms of overall Company performance or the performance of a division, a business unit or an individual, or in any other manner determined appropriate by the Compensation Committee. For example, for our Vice President of Research and Development individual performance goals included (but were not limited to) the development of certain new products,  for our Vice President of Global Sales, the individual performance goals included (but were not limited to) the penetration of sales in certain new geographic regions. Each of the NEOs received a bonus under the compensation plan that had been preapproved by the Compensation Committee and after review by the Compensation Committee of the specific performance goals and determination of their level of achievement. Each NEO has a certain target bonus that is preapproved by the Compensation Committee and is equal to eight months of such NEO’s monthly base salary. NEOs can achieve beyond their target bonus if the performance goals are exceeded and at the discretion of the Compensation Committee.

For 2019, Mr.  Lando was awarded $397,747 which represents 81.7% of his weighted base salary for calendar year 2019; Mr. Faier was awarded $282,782 which represents 67.3% of his base salary for calendar year 2019; Ms. Prishkolnik was awarded $257,310 which represents 67.7% of her base salary for calendar year 2019; Mr. Galin was awarded $254,600 which represents 67.0% of his base salary for calendar year 2019 and Mr. Bechor was awarded $94,391 which represents 67.4% of his base salary for calendar year 2019 (though his role as Chief Operating Officer began September 1, 2019). In addition, Mr. Sella’s estate was awarded $758,465 which represents 101.1% of his base salary for calendar year 2019. Payments were made to the NEOs in New Israel Shekels converted from US Dollars on the payment date. These performance-based cash bonuses were paid in April 2020 for achievement of business objectives established by the Compensation Committee for calendar year 2019.

NEO	2019 Bonus Target	2019 Actual Bonus	2019 Actual Bonus as % of Target*
Zivi Lando**	395,933	397,747	100.5%
Guy Sella (paid to his estate)	750,000	758,465	101.1%
Ronen Faier	281,400	282,782	100.5%
Rachel Prishkolnik	254,600	257,310	101.1%
Yoav Galin	254,600	254,600	100%
Uri Bechor***	93,338	94,391	101.1%

* Percentage of Actual Bonus as Percentage of Target is slightly different than the Actual Bonus entitlement in U.S Dollars due to the fact that Actual Bonuses were calculated and paid based on the NEOs monthly New Israeli Shekel (NIS) base salary at year end.

**Mr. Lando was appointed CEO of the Company following the death of Mr. Guy Sella. The Compensation Committee pro-rated his bonus for the period in which he served as VP Sales and Acting CEO.

*** Mr. Bechor’s bonus reflects a pro-rated payment for the period he served as the Company’s Chief Operating Officer during calendar 2019

Equity Compensation

In November 2018, the Compensation Committee evaluated the equity compensation of  Mr. Sella and other senior executives for 2019 as part of the study performed by its external consultant. In order to align NEO compensation with the median of the 2019 Peer Group (with adjustments as necessary based on the Compensation Committee’s overall evaluation of individual performance, senior executive responsibilities relative to benchmark position responsibilities, and individual skill set and experience), and in order to maintain a performance based compensation program that aligns the NEOs with the interests of shareholders and also provides them with long term incentives, the Compensation Committee approved annual long-term incentive grants for  Mr. Sella and the other NEOs (as well as the other senior executives) consisting of 50% RSUs and 50% options. We believe this mix of options and RSUs is appropriate because it provides a balance between incentive (given that stock options only provide value to the grantee in the event that our stock price increases following the date of grant) and retention (given that RSUs only become payable based upon continued service over time). All of the equity grants have a four-year vesting period. The options have a ten-year term and were granted at an exercise price of $36.15 which was the fair market value of the shares as of the date of the grant. The rationale of granting options to senior executives is that options have strong performance orientation since they only provide value if the stock price increases. The time-vested RSUs, which are granted to all of the Company’s employees, offer more certainty in value delivery (while still being stockholder-aligned) thereby driving executive retention.

Employment Agreements

During 2019, we were party to employment agreements with Messrs. Sella, Lando, Faier, Galin, Bechor and Ms. Prishkolnik. Each of these employment agreements provide for employment of the NEO on an “at‑will” basis and provide for a base salary, vacation, sick leave, payments to a pension and severance fund, as well as to an Israeli recreational fund and recuperation pay, in accordance with Israeli law. On May 16, 2017, our Compensation Committee approved the amendment of the employment agreements of our executive officers in order to standardize all executive management agreements. Following the amendment, all executive management employment agreements provide for double-trigger equity vesting following a change of control event. See the sections below entitled “Executive Compensation Table Narrative-Employment Agreements” and “Potential Payments and Acceleration of Equity upon Termination or Termination in Connection with a Change in Control” for more information. The employment agreement entered into with Mr. Bechor upon his commencement of employment reflects these standardized provisions.

Other Compensation

Our NEOs receive benefits that we generally make available to all salaried employees in Israel, where the NEOs are located. These include contributions to an education fund and to a fund known as Manager’s Insurance, which provides for a combination of retirement plan, insurance, and severance pay benefits to Israeli employees. See the section below entitled “Executive Compensation Table Narrative--Employment Agreements” for more information. Executives do not receive any special perquisites not extended to other employees of the Company.

Tax Deductibility of Compensation

For 2017 and prior years, Section 162(m) of the Internal Revenue Code (the Code) generally limited the deductibility of compensation to $1 million per year per person for certain of our NEOs, unless compensation in excess of the limit qualified as “performance based compensation.” Following the changes to the tax laws effective as of January 1, 2018 that eliminated the exception for “performance based compensation”, we are unable to deduct compensation payable to NEOs in excess of $1,000,000 per year per NEO under US corporate income tax law.

While our Compensation Committee considers the impact of this tax treatment, the primary factor influencing program design is the support of our business objectives. Generally, whether incentive compensation will be deductible under Section 162(m) of the Code will be a consideration, but not the decisive consideration, with respect to our Compensation Committee’s compensation determinations. Accordingly, our Compensation Committee retains flexibility to structure our compensation programs in a manner that is not tax deductible in order to achieve a strategic result that our Compensation Committee determines to be more appropriate.

COMPENSATION COMMITTEE REPORT

This report shall not be deemed incorporated by reference or by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent the Company specifically incorporates this report by reference, and shall not otherwise be deemed filed under such Acts.

The Compensation Committee has reviewed and discussed with management and its independent consultant, the Compensation Discussion and Analysis below, and based on the review and discussions, recommended to our board that this Compensation Discussion and Analysis be included in this Proxy Statement.

The Compensation Committee, Avery More, Chairman Dan Avida Doron Inbar

COMPENSATION RISK

Our compensation programs are designed to balance risk and reward in relation to the Company’s overall business strategy. Management assessed, and the Compensation Committee reviewed, our senior executive and broad-based compensation and benefits programs. Based on this assessment, we have concluded that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on us. Among the program attributes that discourage inappropriate risk-taking are:

•	the balance between annual and long-term compensation, including the fact that a significant portion of compensation is delivered in the form of equity incentives that vest over several years;
•	the use of multiple financial metrics for performance-based annual cash incentive awards and the use of individual goals under our annual cash incentive program;
•	the Compensation Committee’s ability to modify annual cash incentives to reflect the quality of earnings, individual performance, and other factors that it believes should influence compensation; and
•	our management stock-selling restrictions encourage a longer-term perspective and align the interests of senior executives and the Board, as applicable, with other stockholders.

Summary Compensation Table

The following table summarizes the compensation of our NEOs for the year ended December 31, 2019, the year ended December 31, 2018, and the year ended December 31, 2017.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(1)(2)	Option Awards ($)(3)	Stock Awards ($)(3)	Non-Equity Incentive Plan Compensation($)(1)(4)	All Other Compensation ($)(1)	Total ($)

Zivi Lando – Chief Executive Officer	2019	505,986	-	548,644	549,986	397,747	79,000 (8)	2,081,364
	2018	340,926	-	410,801	436,966	235,741	56,137(9)	1,480,571
	2017	343,763	-	325,242	320,010	248,474	56,302(10)	1,293,791

Guy Sella – Former Chief Executive Officer and Chairman of the Board	2019	515,415	-	1,995,128	1,999,999	-	8,838,469(5)	13,349,011
	2018	595,267	-	1,363,073	1,449,971	674,897	94,973(6)	4,178,181
	2017	600,221	-	1,002,437	986,343	645,219	94,261(7)	3,328,481

Ronen Faier – Chief Financial Officer	2019	437,246	-	548,644	549,986	282,782	69,869(11)	1,888,527
	2018	340,926	-	410,801	436,966	241,714	53,689(12)	1,484,097
	2017	343,763		325,242	320,010	241,153	53,725(13)	1,283,893

Rachel Prishkolnik – VP General Counsel and Corporate Secretary	2019	395,605	-	436,436	437,487	257,310	60,808(14)	1,587,645
	2018	281,399	-	248,155	527,173	198,292	46,718(15)	1,301,737

Yoav Galin – VP Research and Development	2019	395,605	-	436,436	437,487	254,600	67,757(16)	1,591,885
	2018	313,868	-	410,801	436,966	210,688	52,303(17)	1,424,626
	2017	316,480	-	325,242	320,010	209,731	52,195(18)	1,223,658

Uri Bechor – Chief Operating Officer	2019	145,745	287,191	-	850,045	94,391	23,100(19)	1,400,472

(1)
We paid the amounts reported for each NEO in New Israeli Shekels. We have translated amounts paid in New Israeli Shekels into U.S. dollars at the foreign exchange rate published by the Bank of Israel as of the date of payment.

(2)	Represents the cash payment for sign on bonus earned as part of the employment agreement. For more information, see the discussion in the CD&A under the caption Annual Cash Incentive.

(3)
The amounts in this column represent the aggregate grant date fair value of the equity-based awards granted to our NEOs, computed in accordance with FASB ASC Topic 718. We provide information regarding the assumptions used to calculate the value of the equity-based awards in Note 2w to the audited consolidated financial statements included in our Annual Report on Form 10-K filed on February 27, 2020. There can be no assurance that these awards will vest or will be exercised (in which case no value will be realized by the individual), or that the value upon exercise will approximate the aggregate grant date fair value.

(4)	Represents the cash bonuses earned pursuant to our annual cash incentive program. For more information, see the discussion in the CD&A under the caption Annual Cash Incentive.

(5)
Includes: (i) base salary paid to Mr. Sella’s estate for the period September to December 2019 in the amount of $261,669; (ii) a bonus paid to Mr. Sella’s estate for 2019 in the amount of $758,465; (iii) an accrual of $1,500,000 for base salary and bonus payment to be made to Mr. Sella’s estate in 2020; (iv) 119,298 RSUs and 214,650 options which vested upon Mr. Sella’s death with a fair value at the grant date of $6,241,979; and (v) a $36,394 contribution by the Company to Mr. Sella’s severance fund and $39,962 in aggregate Company contributions to pension and Israeli recreational funds and a recuperation allowance.

(6)	Includes a $49,586 contribution by the Company to Mr. Sella’s severance fund and $45,387 in aggregate Company contributions to pension and Israeli recreational funds and a recuperation allowance.

(7)	Includes a $49,996 contribution by the Company to Mr. Sella’s severance fund and $44,265 in aggregate Company contributions to pension and Israeli recreational funds and a recuperation allowance.

(8)	Includes a $42,149 contribution by the Company to Mr. Lando’s severance fund and $36,852 in aggregate Company contributions to pension and Israeli recreational funds and a recuperation allowance.

(9)	Includes a $28,399 contribution by the Company to Mr. Lando’s severance fund and $27,738 in aggregate Company contributions to pension and Israeli recreational funds and a recuperation allowance.

(10)	Includes a $28,633 contribution by the Company to Mr. Lando’severance fund and $27,669 in aggregate Company contributions to pension and Israeli recreational funds and a recuperation allowance

(11)	Includes a $35,185 contribution by the Company to Mr. Faier’s severance fund and $34,684 in aggregate Company contributions to pension and Israeli recreational funds and a recuperation allowance

(12)	Includes a $27,179 contribution by the Company to Mr. Faier’s severance fund and $26,511 in aggregate Company contributions to pension and Israeli recreational funds and a recuperation allowance.

(13)	Includes a $27,404 contribution by the Company to Mr. Faier’s severance fund and $26,321 in aggregate Company contributions to pension and Israeli recreational funds and a recuperation allowance.

(14)
Includes a $32,110 contribution by the Company to Ms. Prishkolnik’s severance fund and $28,697 in aggregate Company contributions to pension and Israeli recreational funds and a recuperation allowance.

(15)
Includes a $22,608 contribution by the Company to Ms. Prishkolnik’s severance fund and $24,110 in aggregate Company contributions to pension and Israeli recreational funds and a recuperation allowance.

(16)	Includes a $34,409 contribution by the Company to Mr. Galin’s severance fund and $33,348 in aggregate Company contributions to pension and Israeli recreational funds and a recuperation allowance.

(17)	Includes a $26,145 contribution by the Company to Mr. Galin’s severance fund and $26,158 in aggregate Company contributions to pension and Israeli recreational funds and a recuperation allowance.

(18)	Includes a $26,363 contribution by the Company to Mr. Galin’s severance fund and $25,832 in aggregate Company contributions to pension and Israeli recreational funds and a recuperation allowance.

(19)	Includes a $10,959 contribution by the Company to Mr. Bechor’s severance fund and $12,141 in aggregate Company contributions to pension and Israeli recreational funds and a recuperation allowance.

2019 Grants of Plan-Based Awards

Name	Equity Award Grant Date	Estimated Future Payouts under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units	All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards ($/Share)	Grant Date Fair Value of Stock & Option Awards ($)(1)
		Threshold ($)	Target ($)(2)	Maximum ($)
Zivi Lando			281,400
	01/02/2019					27,665	36.15	548,644
	01/02/2019				15,214			549,986
Guy Sella			750,000
	01/02/2019					100,603	36.15	1,995,128
	01/02/2019				55,325			1,999,999
Ronen Faier			395,933
	01/02/2019					27,665	36.15	548,644
	01/02/2019				15,214			549,986
Rachel Prishkolnik			254,600
	01/02/2019					22,007	36.15	436,436
	01/02/2019				12,102			437,487
Yoav Galin			254,600
	01/02/2019					22,007	36.15	436,436
	01/02/2019				12,102			437,487
Uri Bechor			93,338
	11/10/2019				10,905			850,045

(1)
The amounts in this column represent the aggregate grant date fair value of the equity based awards granted to our NEOs, computed in accordance with FASB ASC Topic 718. We provide information regarding the assumptions used to calculate the value of these equity based awards in Note 2w to the audited consolidated financial statements included in our Annual Report on Form 10-K filed on February 27, 2020. There can be no assurance that these awards will vest or will be exercised (in which case no value will be realized by the individual), or that the value upon exercise will approximate the aggregate grant date fair value.

(2)
The Non-Equity Incentive Plan does not include any thresholds or a maximum cap for the Non-Equity Incentive Awards; provided, however, that the Named Executive Officers would not be entitled to any payment if the Financial Goals under the plan were not achieved at 70%.

Executive Compensation Table Narrative

Employment Agreements

We or SolarEdge Technologies, Ltd., our Israeli subsidiary, are party to the following employment agreements:  (1) an employment agreement with Mr. Lando effective as of May 17, 2009, pursuant to which he was appointed to serve as SolarEdge Technologies Ltd.’s Global Vice President of Sales. Beginning August 26, 2019, Mr. Lando has taken over as Acting  CEO of the Company and the Compensation Committee has approved an increase in his base salary but no other amendments were made to his Employment Agreement; (2) an employment agreement with Mr. Faier, effective as of December 1, 2010, pursuant to which he serves as SolarEdge Technologies Ltd.’s Chief Financial Officer; (3) an employment agreement with Ms. Prishkolnik, effective November 1, 2010, pursuant to which she serves as our VP General Counsel and Corporate Secretary; (4) an employment agreement with Mr. Galin effective as of June 1, 2006 pursuant to which he serves as our Vice President, Research and Development; and (5) an employment agreement with Mr. Bechor effective as of September 1, 2019, pursuant to which he serves as our Chief Operating Officer. We also were party to an employment agreement with Mr. Sella, which was in effect from September 1, 2007 until his passing in August 2019, pursuant to which he served as our (and SolarEdge Technologies Ltd.’s) Chief Executive Officer and Chairman of the Board.

Each of these employment agreements provides for employment of the NEO on an “at-will” basis. In all cases, either party may terminate the agreement by providing 90 days prior written notice other than Mr. Bechor’s employment agreement that entitles him to 180 days prior written notice, provided, however, that we may terminate the agreements immediately and without prior notice and make a payment in lieu of advance notice, in accordance with applicable law. In addition, we may also terminate the agreements immediately upon written notice in the event of “cause” (as defined therein) which may include a conviction of a crime of moral turpitude, a material breach of fiduciary duties towards the company or its parent company, engagement in competing activities, or a material breach of confidentiality and non-disclosure obligations towards the company or its parent company; a material breach of the employment agreement or other circumstances under which severance pay may be denied from such employee under the applicable Israeli law.

The agreements provide for a base salary, vacation, sick leave, payments to a pension and severance fund as well as an Israeli recreational fund and recuperation pay in accordance with Israeli law. Pursuant to the agreements, we have effected a manager’s insurance policy for each NEO pursuant to which we make contributions on behalf of each NEO as well as the required statutory deductions from salary and any other amounts payable under the agreements on behalf of each NEO to the relevant authorities in accordance with Israeli law. For all NEOs, we contribute 8.33% of each NEOs base salary toward the policy for the severance pay component, 6.5% for the savings and risk component, 7.5% for the educational fund component, up to approximately $4,000 per year and up to 2.5% for disability insurance.

In the event that an employee has a manager’s insurance fund the employer shall be required to allocate a portion of its contributions to purchase disability insurance to insure 75% of an employee’s salary which allocation shall not decrease the severance component of the employer’s contributions below 5% or increase total employer contributions above 7.5%.  In all cases we deduct 6% of each NEO’s base salary to be paid on behalf of the NEO toward the policy and 2.5% for the educational fund component.

Outstanding Equity Awards at December 31, 2019

The following table provides information regarding outstanding equity awards held by each of our NEOs as of December 31, 2019, including the applicable vesting dates.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that have not Vested	Market Value of Shares or Units of Stock that have not Vested ($)*
Zivi Lando	3,648		$5.01	October 29, 2024	—	—
	7,200	—	$25.09	August 19, 2025	—	—
	14,449	3,335(1)	$17.14	August 23, 2026	—	—
	28,151	12,797 (2)	$14.85	February 14, 2027	—	—
	8,627	11,094(3)	$38.05	January 2, 2028	—	—
	5,187	22,478(4)	$36.15	January 2, 2029	—	—
	—	—	—	—	1,775(5)	$168,785
	—	—	—	—	6,921(6)	$658,118
	—	—	—	—	6,460(7)	$614,281
	—	—	—	—	12,362(8)	$1,175,503
Guy Sella**	577,253	—	$5.01	September 1, 2020	—	—
	48,000	—	$25.09	February 25, 2021	—	—
	54,813	—	$17.14	February 25, 2021	—	—
	126,207	—	$14.85	February 25, 2021	—	—
	65,436	—	$38.05	February 25, 2021	—	—
	100,603	—	$36.15	February 25, 2021
Ronen Faier	8,333	—	$5.01	October 29, 2024	—	—
	19,200	—	$25.09	August 19, 2025	—	—
	14,449	3,335 (1)	$17.14	August 23, 2026	—	—
	28,151	12,797 (2)	$14.85	February 14, 2027	—	—
	8,627	11,094 (3)	$38.05	January 2, 2028	—	—
	5,187	22,478 (4)	$36.15	January 2, 2029	—	—
	—	—	—	—	1,775 (5)	$168,785
	—	—	—	—	6,921 (6)	$658,118
	—	—	—	—	6,460 (7)	$614,281
	—	—	—	—	12,362 (8)	$1,175,503
Rachel Prishkolnik	700	—	$25.09	August 19, 2025	—	—
	1,295	1,943 (1)	$17.14	August 23, 2026	—	—
	6,030	7,455 (2)	$14.85	February 14, 2027	—	—
	5,211	6,702 (3)	$38.05	January 2, 2028	—	—
	4,126	17,881(4)	$36.15	January 2, 2029	—	—
	—	—	—	—	1,034 (5)	$98,323
	—	—	—	—	4,032 (6)	$383,403
	—	—	—	—	4,967 (7)	$472,312
	—	—	—	—	3,776 (8)	$359,060
	—	—	—	—	9,833 (9)	$935,020
Yoav Galin	12,499	—	$5.01	October 29, 2024	—	—
	8,400	—	$25.09	August 19, 2025	—	—
	14,449	3,335 (1)	$17.14	August 23, 2026	—	—
	28,151	12,797 (2)	$14.85	February 14, 2027	—	—
	8,627	11,094 (3)	$38.05	January 2, 2028	—	—
	4,126	17,881(4)	$36.15	January 2, 2029	—	—
	—	—	—	—	1,775 (5)	$168,785
	—	—	—	—	6,921 (6)	$658,118
	—	—	—	—	6,460 (7)	$614,281
	—	—	—	—	9,833 (8)	$935,020
Uri Bechor	—	—	—	—	10,905 (10)	$1,036,956

*
The market value of shares or units of stock that have not vested is based on the number of shares or units of stock that have not vested multiplied by the closing price of our common stock on the last trading day of the year ended December 31, 2019 ($95.09).

**	Upon the untimely passing of Mr. Sella on August 25, 2019, all unvested shares and options held by him vested.

(1)	The shares subject to the stock option vest over a four‑year period commencing August 31, 2016, with 1/16 of the shares vesting quarterly thereafter.

(2)	The shares subject to the stock option vest over a four‑year period commencing February 28, 2017, with 1/16 of the shares vesting quarterly thereafter.

(3)	The shares subject to the stock option vest over a four‑year period commencing February 28, 2018 with 1/16 of the shares vesting quarterly thereafter.

(4)	The shares subject to the stock option vest over a four‑year period commencing February 28, 2019 with 1/16 of the shares vesting quarterly thereafter.

(5)	The shares subject to the RSU vest over a four-year period commencing on August 31, 2016, with 1/16 of the shares vesting quarterly thereafter.

(6)	The shares subject to the RSU vest over a four-year period commencing on February 28, 2017, with 1/16 of the shares vesting quarterly thereafter.

(7)	The shares subject to the RSU vest over a four-year period commencing on February 28, 2018, with 1/16 of the shares vesting quarterly thereafter.

(8)	The shares subject to the RSU vest over a four-year period commencing on February 28, 2019, with 1/16 of the shares vesting quarterly thereafter.

(9)	The shares subject to the RSU vest over a four-year period commencing on November 30, 2018, with 1/16 of the shares vesting quarterly thereafter.

(10)	The shares subject to the RSU vest over a four-year period commencing on November 30, 2019, with 1/16 of the shares vesting quarterly thereafter.

Option Exercises and Stock Vested Table

The following table provides information regarding option exercises and stock vested during the year ended December 31, 2019 for each NEO.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized upon Exercise ($)(2)	Number of Shares Acquired on Vesting	Value Realized on Vesting ($)(3)
Zivi Lando	143,018	$11,317,268	16,326	$1,070,067
Guy Sella(1)	-	-	144,196	$10,917,227
Ronen Faier	50,000	$3,981,198	16,326	$1,070,067
Rachel Prishkolnik	27,940	$1,955,549	11,914	$784,520
Yoav Galin	-	-	15,743	$1,027,662
Uri Bechor	-	-	-	-

(1) Upon the untimely passing of Mr. Sella on August 25, 2019, all unvested shares and options held by him vested.

(2) The value realized on exercise is calculated as the difference between (A) either (i) the actual sales price of the shares underlying the options exercised if the shares were immediately sold upon exercise or (ii) the closing price of the shares underlying options exercised if the shares were not immediately sold after exercise and (B) the applicable exercise price of the options.

(3)  The value realized on vesting is calculated by multiplying (A) the closing price of a common share on the vesting date and (B) the number of shares acquired on vesting before withholding taxes.

Potential Payments and Acceleration of Equity upon Termination or Termination in Connection with a Change in Control

Severance

Pursuant to the terms of the employment agreements with the NEOs, as well as in accordance with Israeli law, upon a termination of the NEO’s employment, each NEO is entitled to the payments we have made on behalf of each NEO to the Manager’s Insurance Policy.

Equity Acceleration

Pursuant to the terms of their respective employment agreements, if within twelve months following the occurrence of a “change in control” an NEO is terminated without “cause” or if an NEO terminates his or her employment due to “justifiable reasons” (each such term as defined in the NEO’s employment agreements), the NEO will be entitled to full acceleration of any unvested shares of restricted stock or stock options held by him at the time of such termination.

Furthermore, in the event of a “Transaction” (as defined in our 2007 Global Incentive Plan (the “2007 Plan”)), all outstanding equity held by each NEO will accelerate to the extent such awards are not assumed or substituted by a successor corporation in connection with such transaction.

Potential Payments as of December 31, 2019

The following tables show the value of the potential payments and benefits our named executive officers would receive in various scenarios involving a termination of their employment or a change in control or other qualifying corporate transaction, assuming a December 31, 2019 triggering date and, where applicable, using a price per share for our common stock of $95.09 (the closing price of a share of our common stock as of the last trading day of the year ended December 31, 2019)1.

Upon the untimely passing of Mr. Sella the Compensation Committee approved the payment to his estate of his base salary and bonus through 2020 and approved the acceleration of all unvested options and RSUs and a payment of all accrued vacation days as required by Israeli employment law. In 2019, Mr. Guy Sella and his estate received a base salary of $198,970, a bonus of $758,465, accrued vacation pay of $614,203 and upon Mr. Sella’s death, all of his unvested RSUs (119,298) and options (214,650) vested. Mr. Sella’s estate will also receive the equivalent of the base salary of $750,000 and cash incentive compensation (targeted at $750,000) that Mr. Sella would have been entitled to for the year 2020.

Name: Zivi Lando	Termination upon Death of Employee	Termination for Cause	Voluntary Termination by Employee After Provision of Requisite Notice	Termination by Company After Provision of Requisite Notice	Termination w/o Cause within 12 months of Change in Control(2)
Base Salary	-	-	158,121	158,121	158,121
Israeli Social Benefits	-	-	28,258	28,258	28,258
Unvested Options/RSUs (1)	-	-	810,840	810,840	5,861,136
Accrued Vacation Pay	328,986	328,986	328,986	328,986	328,986
TOTAL	328,986	328,986	1,326,205	1,326,205	6,376,501

(1)
The value realized is based on the difference between the exercise price of the stock options and the closing price of our common stock on the last trading day of the year ended December 31, 2019, and, in the case of RSUs, the number of RSUs that would have vested multiplied by the closing price of our common stock on the last trading day of the year ended December 31, 2019.

1 The potential payments detailed in the tables below are displayed in USD, whereas the Company pays its NEOs’ salaries in New Israeli Shekels (NIS), and therefore, actual payments may change due to exchange rate fluctuations.

Name: Ronen Faier	Termination upon Death of Employee	Termination for Cause	Voluntary Termination by Employee After Provision of Requisite Notice	Termination by Company After Provision of Requisite Notice	Termination w/o Cause or for Good Reason within 12 months of Change in Control
Base Salary	-	-	112,329	112,329	112,329
Israeli Social Benefits	-	-	20,625	20,625	20,625
Unvested Options/RSUs (1)	-	-	810,840	810,840	5,861,136
Accrued Vacation Pay	166,883	166,883	166,883	166,883	166,883
TOTAL	166,883	166,883	1,110,677	1,110,677	6,160,973

(1)
The value realized is based on the difference between the exercise price of the stock options and the closing price of our common stock on the last trading day of the year ended December 31, 2019, and, in the case of RSUs, the number of RSUs that would have vested multiplied by the closing price of our common stock on the last trading day of the year ended December 31, 2019.

Name: Rachel Prishkolnik	Termination upon Death of Employee	Termination for Cause	Voluntary Termination by Employee After Provision of Requisite Notice	Termination by Company After Provision of Requisite Notice	Termination w/o Cause or for Good Reason within 12 months of Change in Control
Base Salary	-	-	101,631	101,631	101,631
Israeli Social Benefits	-	-	18,168	18,168	18,168
Unvested Options/RSUs (1)	-	-	557,371	557,371	4,433,952
Accrued Vacation Pay	120,403	120,403	120,403	120,403	120,403
TOTAL	120,403	120,403	797,573	797,573	4,674,154

(1)
The value realized is based on the difference between the exercise price of the stock options and the closing price of our common stock on the last trading day of the year ended December 31, 2019, and, in the case of RSUs, the number of RSUs that would have vested multiplied by the closing price of our common stock on the last trading day of the year ended December 31, 2019.

Name: Yoav Galin	Termination upon Death of Employee	Termination for Cause	Voluntary Termination by Employee After Provision of Requisite Notice	Termination by Company After Provision of Requisite Notice	Termination w/o Cause or for Good Reason within 12 months of Change in Control
Base Salary	-	-	101,631	101,631	101,631
Israeli Social Benefits	-	-	19,410	19,410	19,410
Unvested Options/RSUs (1)	-	-	771,433	771,433	4,295,800
Accrued Vacation Pay	468,135	468,135	468,135	468,135	468,135
TOTAL	468,135	468,135	1,360,609	1,360,609	4,884,976

(1)
The value realized is based on the difference between the exercise price of the stock options and the closing price of our common stock on the last trading day of the year ended December 31, 2019, and, in the case of RSUs, the number of RSUs that would have vested multiplied by the closing price of our common stock on the last trading day of the year ended December 31, 2019.

Name: Uri Bechor	Termination upon Death of Employee	Termination for Cause	Voluntary Termination by Employee After Provision of Requisite Notice	Termination by Company After Provision of Requisite Notice	Termination w/o Cause within 12 months of Change in Control(2)
Base Salary	-	-	220,320	220,320	220,320
Israeli Social Benefits	-	-	40,071	40,071	40,071
Unvested Options/RSUs (1)	-	-	-	-	6,665,429
Accrued Vacation Pay	10,726	10,726	10,726	10,726	10,726
TOTAL	10,726	10,726	271,117	271,117	6,936,546

(1)
The value realized is based on the difference between the exercise price of the stock options and the closing price of our common stock on the last trading day of the year ended December 31, 2019, and, in the case of RSUs, the number of RSUs that would have vested multiplied by the closing price of our common stock on the last trading day of the year ended December 31, 2019.

DIRECTOR COMPENSATION

Each of our non-employee directors is eligible to receive compensation for their service on our Board of Directors consisting of annual cash retainers and equity awards. For the year 2019, our compensation committee received a report from its external consultants which included a revision to the peer group and recommendations for slight modifications to the compensation of our directors. The table below reflects the compensation of our directors in effect in 2019, which was paid in quarterly or semi-annual installments. Directors serving as chairs of committees do not receive additional compensation for serving as general members of the committees they chair.

Position	2019 Retainer ($)
Board Member	55,000
Audit Committee Chair	25,000
Compensation Committee Chair	17,500
Nominating and Corporate Governance Committee Chair	10,000
Audit Committee Non-Chair Member	12,500
Compensation Committee Non-Chair Member	7,500
Nominating and Corporate Governance Committee Non-Chair Member	5,000

The equity awards for our non-employee directors in 2019 consisted of (i) an initial equity award in the form of restricted stock units, granted upon the individual’s initial appointment to our Board of Directors, as applicable, with a grant date value of $150,000, and (ii) an annual equity award in the form of restricted stock units with a grant date value of $155,000 for 2019, subject to proration for directors whose commencement of Board service is in the midst of a particular year. The initial restricted stock unit awards vest in equal annual installments over three years and annual restricted stock unit awards vest in full after one year (or the balance of the year in which the award is granted, in the case of pro-rated annual awards), subject in each case to continued Board service through the applicable vesting date.

Our directors are reimbursed for travel, food, lodging, and other expenses directly related to their activities as directors. Our directors are also entitled to the protection provided by the indemnification provisions in our by-laws. Our Board of Directors may revise the compensation arrangements for our directors from time to time.

The following table sets forth the total cash and equity compensation paid to our non‑employee directors for their service on our board of directors and committees of our board of directors during the year ended December 31, 2019.  Mr. Sella was not and Mr. Lando is not eligible to receive any additional compensation for serving on our board of directors. Their respective compensation for serving as the Company’s Chief Executive Officer is disclosed in the “Summary Compensation Table” above.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)		Total ($)
Nadav Zafrir	22,775	265,080		287,855	(1)
Dan Avida	67,500	155,000	(2)	222,500
Yoni Cheifetz	-	155,000	(2)	155,000
Marcel Gani	80,000	155,000	(2)	235,000
Doron Inbar	75,000	155,000	(2)	230,000
Avery More	82,500	155,000	(2)	237,500
Tal Payne	67,500	155,000	(2)	222,500

——————
(1)
Represents a prorated cash retainer for the appointment as chairman of the board, an initial equity award in the form of restricted stock units, granted upon the initial appointment to our Board of Directors, with a grant date value of $150,000, and a pro-rated annual equity award in the form of restricted stock units with a grant date value of $115,080 for 2019. The grant date fair value is based on $84.69 per share, the closing price of our share on the grant date. As of December 31, 2019, the chairman of the board held 3,130 unvested restricted stock units.

(2)
Represents the grant date fair value of 2,810 restricted stock units granted to each director on June 5, 2019, calculated in accordance with U.S. GAAP. All units will become fully vested on May 20, 2020. The grant date fair value is based on $55.16 per share, the closing price of our share on the grant date. As of December 31, 2019, each director held 2,810 unvested restricted stock units.

2019 CEO Pay Ratio

Under the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of Regulation S-K, we are required to disclose the annual total compensation of our median employee, the annual total compensation of our CEO, Mr. Zivi  Lando, and the ratio of these two amounts. The 2019 annual total compensation of the median compensated of all our employees who were employed as of December 31, 2019, other than Mr. Lando, was $87,193. Mr. Lando’s 2019 annual total compensation was $2,081,364, and the ratio of these two amounts was 23.9 to 1. Our pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll and employment records and the methodology described below.

To identify the “median employee,” we utilized the 2019 base salary earned during the year and target annual cash incentive for the 2019 performance year, which we annualized for any permanent employee who did not work for the entire year.

Earnings of our employees outside the U.S. were converted to U.S. dollars using annual average currency exchange rates.

Using the measure described above, we identified a “median employee” who is a full-time employee located in Israel and calculated the median employee’s annual total compensation for our pay ratio in accordance with applicable SEC rules for calculating Summary Compensation Table compensation.

SolarEdge is a global company, with operations worldwide and with its executive officers and a majority of its employees located in Israel, the country in which our headquarters office is located. Because the SEC rules for identifying our median employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices, the pay ratio reported by other companies may not be comparable to the pay ratio for our Company, as other companies have headquarter offices in different countries, have different employee populations and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their pay ratios.

TRANSACTIONS WITH RELATED PERSONS

Review, Approval, or Ratification of Transactions with Related Persons

The Audit Committee of our Board of Directors has primary responsibility for reviewing and approving transactions with related persons. Our Audit Committee charter provides that the Audit Committee shall review and approve in advance any related person transactions.

We adopted a formal written policy providing that our executive officers, directors, nominees for election as directors, beneficial owners of more than 5% of any class of our voting stock, any member of the immediate family of any of the foregoing persons, and any firm, corporation or other entity in which any of the foregoing persons is employed, is a general partner or principal or in a similar position, or in which such person has a 5% or greater beneficial ownership interest, are not permitted to enter into a related person transaction with us without the consent of our Audit Committee, subject to the exceptions described below. In approving or rejecting any proposed “related person” transaction, our Audit Committee considers the relevant facts and circumstances available and deemed relevant to our Audit Committee, including whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related person’s interest in the transaction. Our Audit Committee has determined that certain transactions will not require Audit Committee approval, including certain employment arrangements of executive officers, director compensation, transactions with another company at which a related person’s only relationship is as a non-executive employee or beneficial owner of less than 5% of that company’s shares, and transactions where a related person’s interest arises solely from the ownership of our common stock and all holders of our common stock and all holders of our common stock received the same benefit on a pro rata basis.

Year ended December 31, 2019 Transactions with Related Person

Since the beginning of the last fiscal year, we had no transactions with any “related person” that require disclosure under Item 404 of Regulation S-K.

REPORT OF THE AUDIT COMMITTEE

This report of the Audit Committee is required by the SEC and, in accordance with the SEC’s rules, will not be deemed to be part of or incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates this information by reference, and will not otherwise be deemed “soliciting material” or “filed” under either the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

The principal purpose of the Audit Committee is to represent and assist the Board of Directors in discharging its oversight responsibility relating to: (i) the accounting and financial reporting processes of the Company and its subsidiaries, including the audits of the Company’s financial statements and the integrity of the financial statements; (ii) the Company’s compliance with legal and regulatory requirements; (iii) the outside auditor’s qualifications, independence and performance; and (iv) the design, implementation, and performance of the Company’s internal audit function. The Audit Committee is responsible for the appointment, compensation, retention, and oversight of work of the Company’s independent auditor. The Audit Committee’s function is more fully described in its charter and summarized starting on page 12 of this Proxy Statement.

Our management is responsible for the preparation, presentation, and integrity of our financial statements, for the appropriateness of the accounting principles and reporting policies that we use, and for establishing and maintaining adequate internal control over financial reporting. EY, our independent registered public accounting firm, was responsible for performing an independent audit of our consolidated financial statements included in our 2019 Annual Report on Form 10-K for the year ended December 31, 2019, and expressing an opinion on the conformity of those financial statements with generally accepted accounting principles.

The Audit Committee has reviewed and discussed with management our audited financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2019.

The Audit Committee has also reviewed and discussed with EY the audited financial statements in our Annual Report on Form 10-K for the year ended December 31, 2019. In addition, the Audit Committee discussed with EY those matters required to be discussed under applicable standards of the Public Company Accounting Oversight Board (the “PCAOB”). Additionally, EY provided to the Audit Committee, the written disclosures and the letter required by applicable requirements of the PCAOB regarding EY’s communications with the Audit Committee concerning independence. The Audit Committee also discussed with EY its independence from the Company.

Based upon the review and discussions described above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2019 for filing with the SEC.

THE AUDIT COMMITTEE
Marcel Gani (Chairman)
Tal Payne
Doron Inbar

DELINQUENT SECTION 16(a) REPORTS Section 16(a) of the Exchange Act and SEC rules require our directors, executive officers, and persons who own more than 10% of any class of our common stock to file reports of their ownership and changes in ownership of our common stock with the SEC. Based solely on our review of the reports filed during the year ended December 31, 2019 and on written representations from such reporting persons, we determined that all required reports have been properly and timely filed other than five form 4 filings for Mr. Avery More, one form 4 filing for Mr. Dan Avida, two form 4 filings for Mr. Doron Inbar, one form 4 filing for Mr. Marcel Gani, one form 4 filing for Ms. Tal Payne, one form 4 filing for Mr. Yoni Cheifetz, one form 4 filing for Mr. Guy Sella, one form 4 filing for Mr. Meir Adest, one form 4 filing for Mr. Ronen Faier, one form 4 filing for Mr. Zivi Lando, one form 4 filing for Mr. Lior Handelsman, one form 4 filing for Ms. Rachel Prishkolnik and one form 4 filing for Mr. Yoav Galin , due to administrative errors and due to the fact that the Company’s headquarters in Israel work Sundays through Thursdays. The Company continues to take measures to ensure that these delays will not continue in the future.

STOCKHOLDER PROPOSALS

Stockholder proposals for inclusion under Rule 14a-8 in the Company’s 2021 proxy statement for the proxy relating to our 2021 annual meeting of stockholders must be received by the Company at the principal executive offices of the Company no later than the close of business on December 8, 2020. Such proposals also must comply with the other rules of the Securities and Exchange Commission relating to Rule 14a-8 stockholders’ proposals.

In addition, any stockholder seeking to bring business before the 2021 Annual Meeting outside of Rule 14a-8 of the Exchange Act or to nominate a director under the advance notice provisions of our Amended and Restated Bylaws (the “Bylaws”) must provide timely notice of such proposal of business or nomination to the Company’s Corporate Secretary. Specifically, written notice of any such proposed business or nomination must be received by the Company’s Corporate Secretary at our principal executive offices no earlier than the close of business on January 18, 2021 and no later than the close of business February 17, 2021.

In the event that the date of our 2021 Annual Meeting is more than 30 days before or more than 30 days after the anniversary date of our 2019 Annual Meeting of Stockholders, timely notice by the stockholder must be so delivered not earlier than the close of business on the 120th day prior to the 2021 annual meeting and not later than the close of business on the later of the 90th day prior to the 2021 annual meeting or the 10th day following the date on which public announcement of the date of such meeting is first made by the Company.

A stockholder’s notice to the Corporate Secretary of the Company must be in proper written form and must include the information and consents required by our Bylaws related to the stockholder giving the notice, the beneficial owner (if any) on whose behalf the nomination or proposal is made, and each person whom the stockholder proposes to nominate for election as a director, or the business desired to be brought before the meeting.

A copy of the full text of the Bylaw provisions discussed above may be obtained by writing to the Corporate Secretary of the Company at 1 Hamada Street Herziliya Pituach, Israel, 4673335.

DIRECTORS’ ATTENDANCE AT ANNUAL STOCKHOLDER MEETINGS

The Company encourages members of its Board to attend its annual stockholder meetings. Two members of the Company’s Board attended the Company’s 2019 annual stockholder meeting.

OTHER BUSINESS

The Board does not presently intend to bring any other business before the Annual Meeting, and, so far as is known to the Board, no matters are to be brought before the Annual Meeting except as specified in the Notice of the Annual Meeting. As to any business that may properly come before the Annual Meeting, however, it is intended that proxies will be voted in respect thereof in accordance with the judgment of the persons voting such proxies.

Whether or not you expect to attend the virtual meeting, please vote by telephone or via the Internet or by completing, dating, signing, and promptly returning the proxy card if you request and receive (or requested and received) a form of proxy, so that your shares may be represented at the meeting.

WHERE YOU CAN FIND MORE INFORMATION

The Company files annual, quarterly, and current reports, proxy statements, and other information with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended.

We make available free of charge on or through our Internet website, http://investors.solaredge.com, our reports and other information filed with or furnished to the SEC and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. The SEC’s Internet website, www.sec.gov, also contains reports, proxy statements, and other information about issuers, like us, who file electronically with the SEC.

WE WILL PROVIDE, WITHOUT CHARGE, ON THE WRITTEN REQUEST OF ANY STOCKHOLDER, A COPY OF OUR ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2019 AND FOR THE YEAR ENDED DECEMBER 31, 2018, INCLUDING THE FINANCIAL STATEMENTS AND THE FINANCIAL STATEMENT SCHEDULES REQUIRED TO BE FILED WITH THE SEC PURSUANT TO RULE 13A-1. STOCKHOLDERS SHOULD DIRECT SUCH REQUESTS TO THE COMPANY’S SECRETARY AT SOLAREDGE TECHNOLOGIES, INC., 1 HAMADA STREET, HERZILIYA PITUACH 4673335, ISRAEL, OR BY EMAIL AT INVESTORS@SOLAREDGE.COM.

APPENDIX A
RECONCILIATION OF GAAP NET INCOME TO NON-GAAP NET INCOME

	Reconciliation of GAAP to Non-GAAP Net income attributable to Solaredge Technologies Inc.
	Three months ended			Year ended
	December 31, 2019	September 30, 2019	December 31, 2018	December 31, 2019	December 31, 2018
Net income attributable to Solaredge Technologies Inc. (GAAP)	52,778	41,627	12,936	146,549	128,833
Cost of product adjustment	448	107	398	1,556	606
Stock-based compensation	9,446	11,367	8,691	41,889	30,618
Amortization and depreciation of acquired assets	2,093	3,409	225	10,764	557
Acquisition related expenses	-	----	2,140	949	2,140
Assets disposal	56	14	435	622	435
Non recurring opearting expenses	22,391	8,305	----	30,696	----
Non cash interest	1,055	955	769	3,645	2,489
Currency fluctuation due to new lease standard adoption	266	800	----	2,591	----
Deferred tax realized (asset)	(1,114)	(2,963)	(2,304)	(6,037)	(7,093)
Transition tax of foreign earnings	-	----	8,189	----	(1,296)
Net income attributable to Solaredge Technologies Inc. (Non-GAAP)	87,419	63,621	31,479	233,224	157,289